Exhibit 10.1

EXECUTION VERION

CREDIT AGREEMENT

Dated as of December 31, 2010

by and among

ACETO CORPORATION, ACETO AGRICULTURAL CHEMICALS CORPORATION,
CDC PRODUCTS CORPORATION,
ACCI REALTY CORP., ACETO PHARMA CORP.,
ARSYNCO INC., ACETO REALTY LLC and
SUN ACQUISITION CORP.

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

and

THE LENDERS PARTY HERETO

JPMORGAN CHASE BANK, N.A.
as Lead Arranger and Book Manager

i

SCHEDULES

Schedule 1.01(a)(i)	-	Existing Commercial Letters of Credit
Schedule 1.01(a)(ii)	-	Existing Standby Letters of Credit
Schedule 1.01(b)	-	Lenders and Commitments
Schedule 4.06	-	Litigation
Schedule 4.11	-	Subsidiaries
Schedule 4.12	-	Environmental Matters
Schedule 4.18	-	Material Contracts
Schedule 7.01	-	Existing Liens
Schedule 7.02	-	Existing Indebtedness
Schedule 7.03	-	Existing Guarantees

EXHIBITS

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Term Loan Note
Exhibit C	-	Form of Security Agreement
Exhibit D	-	Form of Joinder Agreement
Exhibit E	-	Form of Opinion of Counsel
Exhibit F	-	Form of Assignment and Acceptance Agreement
Exhibit G	-	Form of Subordination Agreement

CREDIT AGREEMENT dated as of December 31, 2010, by and among ACETO CORPORATION, a New York corporation, ACETO AGRICULTURAL CHEMICALS CORPORATION, a New York corporation, CDC PRODUCTS CORPORATION, a New York corporation, ACETO PHARMA CORP., a Delaware corporation, ACCI REALTY CORP., a New York corporation, ARSYNCO INC., a New Jersey corporation, ACETO REALTY LLC, a New York limited liability company, and SUN ACQUISITION CORP., a Delaware corporation, jointly and severally, (each a “Company” and collectively the “Companies”), the LENDERS which from time to time are parties to this Agreement (individually, a “Lender” and, collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A., a national banking association as Administrative Agent for the Lenders.

RECITALS

The Companies have requested the Lenders to extend credit from time to time and the Lenders are willing to extend such credit to the Companies, subject to the terms and conditions hereinafter set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

Section 2.01. . As used herein, the following words and terms shall have the following meanings:

“Aceto” shall mean Aceto Corporation, a New York corporation.

        “Adjusted LIBO Rate” means, with respect to any Adjusted Libor Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

 “Adjusted Libor Loans” shall mean Loans at such time as they are made and/or being maintained at a rate of interest based upon Adjusted LIBO Rate.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders under this Agreement or its successor Administrative Agent permitted pursuant to Section 9.08.

“Administrative Borrower” shall mean Aceto, in its capacity as Administrative Borrower on behalf of itself and the other Companies pursuant to Section 10.19 hereof and its successors and assigns in such capacity.

 “Affiliate” shall mean with respect to a specified Person, another Person which, directly or indirectly, controls or is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities, by contract or otherwise; provided that, in any event, any Person who owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interest of any Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Aggregate Letters of Credit Outstanding” shall mean, at a particular time, the sum of (a) the aggregate maximum stated amount at such time which is available or available in the future to be drawn under all outstanding Letters of Credit and (b) the aggregate amount of all payments made by the Issuing Lender on behalf of the Lenders under any Letter of Credit that has not been reimbursed by any Company at such time.

“Aggregate Outstandings” shall mean, at a particular time, the sum of (a) the Aggregate Letters of Credit Outstandings at such time and (b) the aggregate outstanding principal amount of all Revolving Credit Loans at such time.

 “Agreement” shall mean this Credit Agreement dated as of December 31, 2010 by and among the Borrowers, the Lenders party hereto and JPMorgan Chase Bank, as Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternate Base Rate Loans” shall mean any Loans when and to the extent that it is being made and/or maintained at a rate of interest determined by reference to the Alternate Base Rate.

“Applicable Margin” shall mean (a) with respect to each Alternate Base Rate Loan, the percentage set forth below under the heading “ABR Margin” opposite the applicable ratio of Consolidated Adjusted Total Funded Debt to Consolidated EBITDA (the “Applicable Ratio”), (b) with respect to each Adjusted Libor Loan, the percentage set forth below under the heading “LIBOR Margin” opposite the Applicable Ratio and (c) with respect to the Unused Fee payable pursuant to Section 3.04(b) of this Agreement, the percentage set forth below under the heading “Unused Fee Rate” opposite the Applicable Ratio:

Category	Consolidated Adjusted Total Funded Debt to Consolidated EBITDA	ABR Margin (360 day basis)	LIBOR Margin	Unused Fee Rate
I	Less than 2.00:1.00	0.00%	2.25%	0.25%
II	Greater than or equal to 2.00:1.00 But less than 3.55:1.00	0.25%	2.75%	0.37%
III	Greater than or equal to 3.55:1.00	1.00%	3.50%	0.50%

Notwithstanding the foregoing, during the period commencing on the Closing Date and ending on the date of reset of the Applicable Margin in accordance with this paragraph the Applicable Margin shall be based on the Applicable Ratio set forth in Category II above.  The Applicable Margin will be set or reset with respect to each Loan on the date which is fifteen (15) days following the date of receipt by the Administrative Agent of the financial statements referred to in Section 6.03(a) and Section 6.03(b) together with a certificate of the Chief Financial Officer of each Company certifying the Applicable Ratio and setting forth the calculation thereof in detail; provided, however, (a) the Applicable Margin will first be reset based on the financial statements for the fiscal quarter ended December 31, 2010, and (b) if any such financial statement and certificate are not received by the Administrative Agent within the time period required pursuant to Section 6.03(a) or Section 6.03(b), as the case may be, the Applicable Margin will be set or reset, based on the Applicable Ratio set forth in Category III above from the date such financial statements and certificate were due until the date which is fifteen (15) days following the receipt by the Administrative Agent of such financial statements and certificate.  The Lenders shall not in any way be deemed to have waived any Default or Event of Default, including without limitation, an Event of Default resulting from the failure of the Companies to comply with Section 7.12 of this Agreement, or any rights or remedies hereunder or under any other Loan Document in connection with the foregoing proviso.  During the occurrence and continuance of an Event of Default, no downward adjustment, and only upward adjustments, shall be made to the Applicable Margin.

“Assignment and Acceptance Agreement” shall mean the Assignment and Acceptance Agreement in the form attached hereto as Exhibit F.

“Availability” shall mean (a) the Total Revolving Credit Commitment  minus (b) Aggregate Outstandings.

“Banking Services” means each and any of the following bank services provided to any Company at the written request of such Company by the Administrative Agent, any Lender or any of their Affiliates: (a) commercial credit, purchase or debit cards and (b) cash management or related services (including, without limitation, controlled disbursement, ACH transactions, return items and interstate depository network services).

“Banking Services Obligations” of the Companies means any and all obligations of the Companies, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Borrowing Date” shall mean, with respect to any Loan, the date on which such Loan is disbursed to the applicable Company.

“Business Day” shall mean (a) any day not a Saturday, Sunday or legal holiday, on which banks in New York City are open for business and (b) as it relates to any payment, determination, funding or notice to be made or given in connection with any Adjusted Libor Loan, any day specified in clause (a) on which trading is carried on by and between banks in Dollar deposits in the London interbank eurodollar market.

“Carlstadt Real Property” shall mean the real property of Arsynco, Inc. located at 13th Street, Carlstadt, New Jersey 07072.

“Cash Collateral” shall mean the pledge and deposit by the Companies with the Administrative Agent, as collateral for the Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent.

 “Cash and Cash Equivalents” shall mean (1) lawful money of the United States of America; (2) marketable securities issued or directly and fully or unconditionally guaranteed or insured by the United States or any agency or instrumentality thereof (provided that that full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition thereof; (3) time deposits and certificates of deposit of any commercial bank (including, without limitation, a Lender) having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, or the District of Columbia having, capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one (1) year from the date of acquisition thereof; (4) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Corporation, or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., and in each case maturing not more than one (1) year after the date of acquisition thereof; and (5) investments in money market or mutual funds substantially all of whose assets are comprised of securities of the types described in clauses (1) through (4) above.

“Capital Expenditures” shall mean additions to property and equipment of Aceto and its Subsidiaries which, in conformity with Generally Accepted Accounting Principles, are included as “additions to property, plant or equipment” or similar items which would be reflected in the consolidated statement of cash flow of Aceto and its Subsidiaries, including without limitation, property and equipment which are the subject of Capital Leases.

“Capital Lease” shall mean any lease the obligations of which are required to be capitalized on the balance sheet of Aceto and its Subsidiaries in accordance with Generally Accepted Accounting Principles.

“Change of Control” shall mean any event which results in (i) any Person, or two or more Persons acting in concert, acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of Aceto (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of Aceto entitled to vote in the election of directors; or (ii) during any period of up to 12 consecutive months, individuals who at the beginning of such 12-month period were directors of Aceto, together with any director approved or nominated by the then majority of the Board of Directors of Aceto, ceasing for any reason to constitute a majority of the Board of Directors of Aceto; or (iii) any Person, or two or more Persons acting in concert, acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will results in its or their acquisition of, or control over, securities of Aceto (or securities convertible into such securities) representing 30% or more of the combined voting power of all securities of Aceto entitled to vote in the election of directors

“Chief Financial Officer” shall mean the Chief Financial Officer of Aceto.

“Closing Date” shall mean December 31, 2010.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

 “Commercial Letter of Credit” shall mean any sight and time letter of credit issued for the account of a Person, including any Existing Commercial Letters of Credit.

 “Commitment Proportion” shall mean, with respect to each Lender at the time of determination, the ratio, expressed as a percentage, which such Lender’s Commitments bear to the Total Commitment or, if the Commitments have expired or have been terminated, the ratio, expressed as a percentage, which (a) the sum of Revolving Credit Exposure and Term Loan Exposure of such Lender to (b) the Aggregate Outstandings plus the aggregate amount of Term Loans outstanding, at such time.

“Commitments” shall mean, collectively, the Revolving Credit Commitment and the Term Loan Commitment.

“Company” and “Companies” shall have the meaning set forth in the preamble hereto.

“Consolidated Domestic EBITDA” shall mean for Aceto and its Domestic Subsidiaries for any period, Consolidated Net Income (or consolidated net loss) for such period, plus the sum, without duplication, of (a) Consolidated Interest Expense, (b) depreciation and amortization expenses or charges, (c) all income taxes to any Governmental Authority expensed on Aceto’s or any of its Domestic Subsidiaries’ books (whether paid or accrued), in each case, determined on a consolidated basis for Aceto and its Domestic Subsidiaries in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

“Consolidated EBITDA” shall mean for Aceto and all of its Subsidiaries for any period, Consolidated Net Income (or consolidated net loss) for such period, plus the sum, without duplication, of (a) Consolidated Interest Expense, (b) depreciation and amortization expenses or charges, (c) all income taxes to any Governmental Authority expensed on Aceto’s or any of its Subsidiaries’ books (whether paid or accrued), in each case, determined on a consolidated basis for Aceto and all of its Subsidiaries in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

“Consolidated Debt Service Coverage Ratio” shall mean, for Aceto and its Subsidiaries, for any period, the ratio of (a) Consolidated EBITDA plus non-cash unrealized losses in connection with Hedging Agreements minus the sum of (i) Consolidated Unfunded Capital Expenditures, (ii) cash dividends, distributions, stock repurchases and redemptions, (iii) cash income taxes and (iv) non-cash unrealized gains in connection with Hedging Agreements, to (b) the sum of (i) Consolidated Interest Expense plus (ii) the scheduled installments of principal on all Indebtedness (including Capital Leases) having a final maturity of one year or more from the date of incurrence thereof.  All the foregoing categories shall be determined on a consolidated basis for Aceto and its Subsidiaries in accordance with Generally Accepted Accounting Principles applied on a consistent basis and shall be calculated (without duplication) over the four fiscal quarters then most recently ended, provided that for the period from March 31, 2011 through and including September 30, 2011, Consolidated Debt Service Coverage Ratio shall be determined with respect to one fiscal quarter, two fiscal quarters and three fiscal quarters, respectively, then ending.

“Consolidated Domestic Debt Service Coverage Ratio” shall mean, for Aceto and its Domestic Subsidiaries, for any period, the ratio of (a) Consolidated Domestic EBITDA plus the sum of (i) non-cash unrealized losses in connection with Hedging Agreements and (ii) for the fiscal quarters ending March 31, 2011 and June 30, 2011 only, provided that Cash and Cash Equivalents plus Availability is not less than $1,000,000, in the aggregate, as of March 31, 2011 and June 30, 2011, respectively, an amount equal to $1,000,000, minus the sum of (iii) Consolidated Unfunded Capital Expenditures, (iv) cash dividends, distributions, stock repurchases and redemptions for the applicable period, (v) cash income taxes and (vi) non-cash unrealized gains in connection with Hedging Agreements to (b) the sum of (i) Consolidated Interest Expense plus (ii) the scheduled installments of principal on all Indebtedness (including Capital Leases) having a final maturity of one year or more from the date of incurrence thereof, in each case, determined on a consolidated basis for Aceto and its Domestic Subsidiaries in accordance with Generally Accepted Accounting Principles applied on a consistent basis,.  All of the foregoing categories shall be calculated (without duplication) over the four fiscal quarters then most recently ended provided that for the period from March 31, 2011 through and including September 30, 2011, Consolidated Debt Service Coverage Ratio shall be determined with respect to one fiscal quarter, two fiscal quarters and three fiscal quarters, respectively, then ending.

“Consolidated Adjusted Total Funded Debt” shall mean the sum of all Indebtedness for borrowed money having an original maturity of one year or more (including, without limitation, the outstanding Revolving Credit Loans and the outstanding principal balance of the loans owing by any of Aceto’s Subsidiaries to Deutsche Bank or any of Aceto’s Subsidiaries to ING Bank) but excluding Subordinated Indebtedness, in each case determined on a consolidated basis for Aceto and its Subsidiaries in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

 “Consolidated Total Funded Debt” shall mean the sum of all Subordinated Indebtedness and all Indebtedness for borrowed money having an original maturity of one year or more (including, without limitation, the outstanding Revolving Credit Loans and the outstanding principal balance of the loans owing by any of Aceto’s Subsidiaries to Deutsche Bank or any of Aceto’s Subsidiaries to ING Bank), in each case determined on a consolidated basis for Aceto and its Subsidiaries in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

“Consolidated Interest Expense” shall mean the consolidated gross interest expense of Aceto and its Subsidiaries and/or Domestic Subsidiaries, as applicable, in each case determined on a consolidated basis for such period in accordance with Generally Accepted Accounting Principles applied on a consistent basis and calculated over the four fiscal quarters then most recently ended.

“Consolidated Net Income” shall mean, for any period, the net income (or net loss) of Aceto and its Subsidiaries and/or Domestic Subsidiaries, as applicable, calculated exclusive of extraordinary gains, in each case determined on a consolidated basis for such period determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

“Consolidated Unfunded Capital Expenditures” shall mean Capital Expenditures of Aceto and its Subsidiaries and/or Domestic Subsidiaries, as applicable, financed other than by the incurrence of Indebtedness, in each case determined on a consolidated basis for such period.

“Default” shall mean any condition or event which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Companies or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Dollar” and the symbol “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of Aceto organized under the laws of any state of the United States of America.

“Eligible Investments” shall mean (a) direct obligations of the United States of America or any governmental agency thereof which are fully guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; or (b) dollar denominated certificates of time deposit maturing within one year issued by any bank organized and existing under the laws of the United States or any state thereof and having aggregate capital and surplus in excess of $1,000,000,000; or (c) money market mutual funds having assets in excess of $2,500,000,000; or (d) commercial paper rated not less than P-1 or A-1 or their equivalent by Moody’s Investor Service, Inc. or Standard & Poor’s Ratings Group, respectively; or (e) tax exempt securities of a U.S. issuer rated A or better by Standard and Poor’s Ratings Group or Moody’s Investor Service, Inc.

“Environmental Law” shall mean any law, ordinance, rule, regulation, or policy having the force of law of any Governmental Authority relating to pollution or protection of the environment or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.) the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.) and the rules and regulations promulgated pursuant thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with any Company or any Affiliate of any Company would be deemed to be a member of the same “controlled group” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” shall have the meaning set forth in Article VIII.

“Executive Officer” shall mean any of the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Secretary or the Corporate Comptroller of Aceto or any of its Subsidiaries, as applicable, and their respective successor, if any, designated by the board of directors thereof.

“Excess Cash Flow” shall mean, on any date of determination, Consolidated EBITDA plus unrealized losses of Aceto and its Subsidiaries minus the sum of (a) Consolidated Unfunded Capital Expenditures, (b) Consolidated Interest Expense, (c) the scheduled installments of principal on all Indebtedness (including Capital Leases) having a final maturity of one year or more from the date of incurrence thereof, (d) all income taxes paid in cash to any Governmental Authority, and (e) cash dividends and distributions made by the Companies (not in excess of $5,800,000), all calculated for the immediately preceding four fiscal quarters then ended, and determined for Aceto and its Subsidiaries on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

“Existing Commercial Letters of Credit” shall mean the commercial letters of credit described on Schedule 1.01(a)(i) hereto.

 “Existing Letters of Credit” shall mean the Existing Commercial Letters of Credit and the Existing Standby Letters of Credit.

“Existing Standby Letters of Credit” shall mean the standby letters of credit described on Schedule 1.01(a)(ii) hereto.

“Existing Loans” shall mean the loans outstanding pursuant to the Prior Agreement as of the Closing Date.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“First-Tier Foreign Subsidiary” shall mean, with respect to Aceto or any Domestic Subsidiary, a Foreign Subsidiary that is directly owned by Aceto and/or such Domestic Subsidiary.

“Foreign Subsidiary” shall mean any Subsidiary of any Company which is not a Domestic Subsidiary.

“Generally Accepted Accounting Principles” shall mean those Generally Accepted Accounting Principles in the United States of America, as in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state, province, city or municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

“Hazardous Materials” shall mean any explosives, radioactive materials, or other materials, wastes, substances, or chemicals regulated as toxic, hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

“Hedging Agreement” shall mean any interest rate swap, collar, cap, floor or forward rate agreement, any foreign currency exchange agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of a Person, and any confirming letter executed pursuant to such agreement, all as amended, supplemented, restated or otherwise modified from time to time.

“IDA Transaction” shall mean the conveyance by Aceto Realty LLC of its fee interest in the real property and improvements located at 4 Tri Harbor Court, Port Washington, New York to the Nassau County Industrial Development Agency (the “Agency”) subject to a lease-back of such property pursuant to the terms of a lease (“Lease”) for a period of ten (10) years and a right of Aceto Realty LLC to repurchase such real property and improvements for $1.00 (i) upon expiration of the Lease from the Agency, or (ii) at any time Aceto Realty LLC determines to do so provided in connection therewith it reimburses the Agency for any benefits that it received from the Lease and the payment in lieu of taxes agreement executed in connection with the Lease, which reimbursement obligations are secured by a so-called “Pilot Mortgage” granted by Aceto Realty LLC in favor of the Agency (the “Pilot Mortgage”).  The IDA Transaction shall include a sublease by Aceto Realty LLC of its rights under the Lease to Aceto.

“Immaterial Subsidiary” has the meaning set forth in Section 6.12 hereof.

“Indebtedness” shall mean all (i) indebtedness or liability for borrowed money; (ii) indebtedness evidenced by bonds, debentures, notes, or other similar instruments; (iii) indebtedness for the deferred purchase price of property or services (including trade obligations); (iv) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof, (v) obligations or liabilities created under or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (vi) obligation as a lessee under Capital Leases; (vii) current liabilities in respect of unfunded vested benefits under any Plan; (viii) guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other person, or otherwise to assure a creditor against loss; (ix) obligations secured by any lien on property owned whether or not the obligations have been assumed; (x) net liabilities under Hedging Agreements and foreign currency exchange agreements, as calculated on a basis satisfactory to the Administrative Agent and in accordance with accepted practice; (xi) liabilities under any preferred stock or other preferred equity instrument which, at the option of the holder or upon the occurrence of one or more events, is redeemable by such holder, or which, at the option of such holder is convertible into Indebtedness; (xii) all obligations of such Person in respect of bankers’ acceptance; (xiii) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit and (xiv) all other liabilities recorded as such, or which should be recorded as such in accordance with Generally Accepted Accounting Principles.

        “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar month during the term hereof, (b) with respect to any Adjusted Libor Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of an Adjusted Libor Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) as to any Loan, the date such Loan is paid in full or in part.

“Interest Period” shall mean with respect to any Adjusted Libor Loan:

(a)           initially, the period commencing on the date such Adjusted Libor Loan is made and ending one, two, three or six months thereafter, as selected by the Administrative Borrower on behalf of the Companies in its notice of borrowing or in their notice of conversion from an Alternate Base Rate Loan provided, in each case, in accordance with the terms of Articles II and III hereof; and

(b)          thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Adjusted Libor Loan and ending one, two, three or six months thereafter, as selected by the Companies by irrevocable written notice to the Administrative Agent not later than 11:00 a.m. New York, New York time three Business Days prior to the last day of the then current Interest Period with respect to such Adjusted Libor Loan; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)           if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)          if the Companies shall fail to give notice as provided in clause (b) above, the Companies shall be deemed to have requested conversion of the affected Adjusted Libor Loan to an Alternate Base Rate Loan on the last day of the then current Interest Period with respect thereto;

(iii)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv)        no more than six (6) Interest Periods with respect to the Loans may exist at any one time; and

(v)         the Administrative Borrower on behalf of the Companies shall select Interest Periods so as not to require a payment or prepayment of any Adjusted Libor Loan during an Interest Period for such Adjusted Libor Loan.

“Issuing Lender” shall mean the Administrative Agent, in its capacity as the issuer of Letters of Credit hereunder or its successor Issuing Lender permitted pursuant to Section 2.05(e) hereof.

“Joinder Agreement” shall mean the Joinder Agreement in the form attached as Exhibit D to be executed and delivered by any Domestic Affiliate who is required to execute the same pursuant to Section 6.12 hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        “LC Exposure” shall mean, with respect to Lender its Commitment Proportion of the Aggregate Letters of Credit Outstanding.

“LC Sublimit” shall mean $3,000,000.

“Lender Party” means the Administrative Agent, the Issuing Bank or any other Lender.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” shall have the meaning set forth in the preamble hereto.

“Lending Office” shall mean for each Lender, the office specified under such Lender’s name on the signature pages hereof with respect to each Type of Loan, or such other office as such Lender may designate in writing from time to time to the Companies and the Administrative Agent with respect to such Type of Loan.

“Letter of Credit” shall mean standby and commercial letter of credit issued by the Issuing Lender for the account of a Company pursuant to the terms of this Agreement, including the Existing Letters of Credit.

“Leverage Purpose Transaction” shall mean any transaction that (a) causes the ratio of consolidated liabilities to consolidated assets to exceed 75% or (b) causes the ratio of the consolidated liabilities to consolidated assets to exceed 50% and increases the consolidated liabilities by 100% or more, in each case determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis with respect to Aceto and its consolidated Subsidiaries.

“LIBO Rate” means, with respect to any Adjusted Libor Loan for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) providing rate quotations comparable to those currently provided on such page of such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Adjusted Libor Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

 “Lien” shall mean any lien (statutory or otherwise), security interest, mortgage, deed of trust, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Documents, the Guaranties, the Subordination Agreement, any Pledge Agreements, any Related Hedging Agreements and each other agreement executed in connection with the transactions contemplated hereby or thereby, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Loans” shall mean the Revolving Credit Loans and the Term Loans.

“Material Adverse Effect” shall mean a material adverse effect upon (a) the business, operations, property, prospects or condition (financial or otherwise) of Aceto and its Subsidiaries taken as a whole, or (b) the validity or enforceability of (i) this Agreement or any of the other Loan Documents or (ii) the rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder.

“Material Contract” shall mean each contract, instrument or agreement (a) to which Aceto or any of its Subsidiaries is a party which is material to the business, operations or condition (financial or otherwise), prospects, or properties of any Company or of Aceto and its Subsidiaries taken as a whole, or (b) which is not a contract, instrument or agreement to purchase inventory in the ordinary course of business and which requires the payment during the term thereof in excess of $2,500,000.

“MPLLC” shall mean Mirror Pharmaceuticals, LLC, a New Jersey limited liability company.

“MPLLC Transaction” shall mean the acquisition by SAC or Aceto of a minority interest in MPLLC.

“Multi-Employer Plan” means a Multi-Employer Pension Plan as defined by ERISA Section 3(37) with respect to which any Company, any Subsidiary, or any ERISA Affiliate has an obligation to contribute on account of their employees or has any present or contingent withdrawing liability on account of any such employees.

“Notes” shall mean, collectively, the Revolving Credit Notes and the Term Loan Notes.

“Obligations” shall mean all obligations, liabilities and indebtedness of each Company to the Lenders, the Issuing Lender and the Administrative Agent, whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, whether created directly or acquired by assignment or otherwise, including, without limitation, all obligations, liabilities and indebtedness of the Company and the Subsidiaries arising under this Agreement, the Notes or any other Loan Document including, without limitation, all obligations, liabilities and indebtedness of the Companies with respect to the principal of and interest on the Loans, reimbursement of Letters of Credit, obligations under any Related Hedging Agreement, any Banking Services Obligations and all fees, costs, expenses and indemnity obligations of the Companies hereunder or under any other Loan Document (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, and interest that, but for the filing of  petition in bankruptcy with respect to the Company or any Subsidiary, would accrue on such obligations, whether or not a claim is allowed against the Companies for such interest in the related bankruptcy proceeding.    The Obligations of the Companies shall be joint and several.

“Participant” shall have the meaning set forth in Section 10.05.

“Participation” shall have the meaning set forth in Section 10.05.

“Payment Office” shall mean, with respect to the Administrative Agent, its office located at 395 North Service Road, Melville, New York 11747 or such other office as the Administrative Agent may designate from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisitions” shall mean any acquisition (whether by merger or otherwise) by Aceto or any Subsidiary of Aceto of more than 50% of the outstanding capital stock, membership interests, partnership interests or other similar ownership interests of a Person which is engaged in a line of business similar to the business of Aceto or such Subsidiary (or reasonable extensions thereof) or the purchase of all or substantially all of the assets owned by such Person; provided (a) the Administrative Agent shall have received, within ten (10) Business Days of the closing of such Permitted Acquisition, (i) with respect to a Person which constitutes a Material Domestic Subsidiary, to the extent not previously received, a duly executed Joinder Agreement in accordance with Section 6.12 hereof, and (ii) with respect to a Person which constitutes a First-Tier Foreign Subsidiary, to the extent not previously received, a duly executed Pledge Agreement by the parent of such First-Tier Foreign Subsidiary, to the extent such documents are required to be delivered pursuant to Section 6.12 hereof; (b) the Administrative Agent and the Lenders shall have received evidence reasonably satisfactory to them that the shares or other interests in the Person, or the assets of the Person, which is the subject of the Permitted Acquisition are, or will be promptly following the closing of such Permitted Acquisition, free and clear of all Liens, except Permitted Liens, including, without limitation, with respect to the acquisition of shares or other equity interests, free of any restrictions on transfer other than restrictions applicable to the sale of securities under federal and state securities laws and regulations generally or, with respect to the acquisition of any Foreign Subsidiary, restrictions applicable to the sale of securities under applicable laws or regulations of the applicable foreign jurisdiction;  (c) the Administrative Agent shall have received not less than five (5) Business Days preceding the closing of such Permitted Acquisition, the documentation governing the proposed acquisition, including, without limitation, the purchase agreement with respect thereto, together with such other additional documentation or information with respect to the proposed acquisition as the Lenders may reasonably require; (d) no Default or Event of Default shall have occurred and be continuing immediately prior to or would occur after giving effect to the acquisition on a pro forma basis; (e) the Lenders shall have received projections and pro forma financial statements showing that, after giving effect to such acquisition, (i) no Default or Event of Default shall have occurred and (ii) such acquisition will not be a Leveraged Purpose Transaction; (e) the acquisition has either (i) been approved by the Board of Directors or other governing body of the Person which is the subject of the acquisition or (ii) been recommended for approval by the Board of Directors or other governing body of such Person to the shareholders or other members of such Person and subsequently approved by the shareholders or such members if shareholder or such member approval is required under applicable law or the by-laws, certificate of incorporation or other governing instruments of such Person; (f) prior to the closing of any such acquisition, the Companies shall have delivered evidence to the Lenders that, on a pro forma basis, the Companies will be in compliance with the financial condition covenants of Section 7.12 hereof upon completion of such acquisition; (g) the aggregate purchase price for each such purchase (including any assumed Indebtedness in connection therewith and including the purchase price paid in connection with the MPLLC Transaction), and when aggregated with the purchase price of all other Permitted Acquisitions in the same fiscal year in which such Permitted Acquisition shall occur, does not exceed $5,000,000, and (h) with respect to each purchase, the purchase price of which exceeds $5,000,000, the Lenders shall have provided its prior written consent to the consummation thereof.

“Permitted Liens” shall mean the Liens specified in clauses (a) through (k) of Section 7.01.

“Person” shall mean any natural person, corporation, limited liability company, limited liability partnership, business trust, joint venture, association, company, partnership or Governmental Authority.

“Pilot Mortgage” has the meaning set forth in the definition of the term “IDA Transaction”.

“Plan” shall mean any multi-employer or single-employer plan defined in Section 4001 of ERISA, which covers, or at any time during the five calendar years preceding the date of this Agreement covered, employees of Aceto or any Subsidiary of Aceto or an ERISA Affiliate on account of such employees’ employment by Aceto, such Subsidiary or an ERISA Affiliate.

        “Pledge Agreements” shall mean each pledge agreement executed by Aceto or any Domestic Subsidiary of Aceto who may be required to execute the same pursuant to Section 6.12, as each of the same may be amended, restated, supplemented or modified, from time to time.

        “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Agreement” shall mean the Amended and Restated Credit Agreement dated April 23, 2010 by and among the Borrowers and JPMorgan Chase Bank, N.A., as amended prior to the date hereof.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Related Hedging Agreements” means, collectively, all Hedging Agreements which are now or hereafter entered into or maintained with a Lender or an Affiliate of a Lender and with respect to which the Administrative Borrower and the Lender or other Person referred to above in this definition party thereto (except in the case of the Administrative Agent) shall have delivered written notice to the Administrative Agent, at or prior to the time that the Hedging Agreement relating to such Obligation (other than with respect to a foreign exchange transaction) is entered into or, if later, the time that such Lender becomes a party to this Agreement, that such a transaction has been entered into and that it constitutes a Related Hedging Agreement entitled to the benefits of this Agreement and the Security Documents.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30 day notice requirement has not been waived by the PBGC.

“Required Lenders” shall mean Lenders owed at least 66 2/3% of the sum of the aggregate outstanding principal amount of the Loans or, if no Loans are outstanding, Lenders having at least 66 2/3% of the Total Revolving Credit Commitment.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Credit Loans to the Companies and acquire participations in Letters of Credit in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) hereto, as such amounts may be adjusted in accordance with the terms of this Agreement.

“Revolving Credit Commitment Period” shall mean the period from and including the Closing Date to, but not including, the Revolving Credit Commitment Termination Date or such earlier date as the Revolving Credit Commitment shall terminate as provided herein.

“Revolving Credit Commitment Termination Date” shall mean December 31, 2015.

        “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure at such time.

 “Revolving Credit Loans” shall have the meaning set forth in Section 2.01(a).

“Revolving Credit Notes” shall have the meaning set forth in Section 2.02.

“RP Acquisition” shall mean the acquisition of the assets of the Seller pursuant to the RP Acquisition Documents.

“RP Acquisition Documents” shall mean the RP Purchase Agreement, and the documents and agreements executed in connection therewith, all as amended, restated, supplemented or otherwise modified, in accordance with the terms of this Agreement.

“RP Purchase Agreement” shall mean the Asset Purchase Agreement by and among Aceto, SAC, the Seller, Ronald Gold and David B. Rosen, dated as of December 15, 2010, pursuant to which SAC will acquire the Assets (as defined therein) of the Seller.

“SAC” shall mean Sun Acquisition Corp., a Delaware corporation, and wholly-owned subsidiary of Aceto.

“Security Agreement” shall mean the Security Agreement in the form attached as Exhibit C to be executed and delivered on the Closing Date by each Company, and, thereafter, by any Domestic Affiliate who is required to execute the same pursuant to Section 6.12 hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, the Security Agreement, each Pledge Agreement and each other collateral security document delivered to the Administrative Agent hereunder.

“Seller” shall mean Rising Phamaceuticals, Inc., a New Jersey corporation.

“Solvent” shall mean with respect to any Person as of the date of determination thereof that such Person has a reasonable basis to believe that (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required on its debts as such debts become absolute and matured, (c) such Person will not have as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For such purposes, any contingent liability is valued at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby LC Disbursement” shall mean a payment made by the Issuing Lender pursuant to a Standby Letter of Credit.

“Standby LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Standby Letters of Credit at such time, plus (b) the aggregate amount of all Standby LC Disbursements that have not yet been reimbursed by or on behalf of the Companies at such time.

“Standby Letter of Credit” shall mean any letter of credit issued to support an obligation of a Person and which may be drawn on only upon the failure of such Person to perform such obligation or other contingency, including any Existing Standby Letters of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

 “Subordination Agreement” shall mean the Subordination Agreement in the form attached hereto as Exhibit G to be executed and delivered on the Closing Date by Aceto, SAC, the Seller and the Administrative Agent, as the same may be amended, restated supplemented or otherwise modified from time to time.

“Subordinated Indebtedness” shall mean the indebtedness owed to Seller which is subject to the Subordination Agreement and all other indebtedness which is subordinated in right of payment to the prior final and indefeasible payment in full of the obligations of the Companies and their Subsidiaries to the Lenders hereunder and under any other Loan Document on terms satisfactory to and approved in writing by the Required Lenders.

“subsidiary” shall mean, with respect to any Person, any corporation, association or other business entity more than 50% of the voting stock or other ownership interests (including, without limitation, membership interests in a limited liability company) of which is at the time owned or controlled, directly or indirectly, by such Person or one or more of its subsidiaries or a combination thereof.

“Subsidiary” shall mean any subsidiary of a Company and “Subsidiaries” shall mean all subsidiaries of all Companies.

“Taxes” shall have the meaning set forth in Section 3.09.

“Term Loan” shall have the meaning set forth in Section 2.03 hereof.

“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan to the Company in an amount not to exceed the amount set forth on Schedule 1.01(b) hereto, as such amounts may be reduced or adjusted to reflect assignments in accordance with the terms of this Agreement.

        “Term Loan Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Term Loan at such time.

 “Term Loan Maturity Date” shall mean December 31, 2015.

“Term Loan Notes” shall have the meaning set forth in Section 2.04 hereof.

“Total Commitment” shall mean, at any time, the aggregate of the Revolving Credit Commitments and the Term Loan Commitment in effect at such time which, initially, shall be $80,000,000.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate of the Revolving Credit Commitments in effect at such time, which, initially shall be $40,000,000.

“Total Term Loan Commitment” shall mean the aggregate of the Term Loan Commitments in effect on the Closing Date, which shall be $40,000,000.00.

“Type” shall mean as to any Loan its status as an Alternate Base Rate Loan or an Adjusted Libor Loan.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

“Unused Fee” shall have the meaning specified in Section 3.04(b) hereof.

SECTION 1.02.                  Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.  Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under Generally Accepted Accounting Principles.  The term “including” shall not be limited or exclusive, unless specifically indicated to the contrary.  The word “will” shall be construed to have the same meaning in effect as the word “shall”.  The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, all of which are by this reference incorporated into this Agreement.

ARTICLE II
LOANS

SECTION 2.01.                  Revolving Credit Loans.  (a) Subject to the terms and conditions, and relying upon the representations and warranties, set forth herein, each Lender severally agrees to make loans (individually a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Administrative Borrower on behalf of the Companies from time to time during the Revolving Credit Commitment Period, up to but not exceeding at any one time outstanding the amount of its Revolving Credit Commitment; provided, however, that no Revolving Credit Loan shall be made if, after giving effect to such Revolving Credit Loan, the Aggregate Outstandings would exceed the Total Revolving Credit Commitment in effect at such time.  During the Revolving Credit Commitment Period, the Companies may from time to time borrow, repay and re-borrow hereunder on or after the date hereof and prior to the Revolving Credit Commitment Termination Date, subject to the terms, provisions and limitations set forth herein.  The Revolving Credit Loans may be (i) Adjusted Libor Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof.

(b)           The Administrative Borrower on behalf of the Companies shall give the Administrative Agent irrevocable written notice (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m., New York, New York time, three Business Days prior to the date of each proposed Adjusted Libor Loan under this Section 2.01 or prior to 11:00 a.m. New York, New York time on the date of each proposed Alternate Base Rate Loan under this Section 2.01.  Such notice shall be irrevocable and shall specify (i) the amount and Type of the proposed borrowing, (ii) the proposed use of the loan proceeds, (iii) initial Interest Period if an Adjusted Libor Loan, and (iv) the proposed Borrowing Date. Upon receipt of such notice from the Administrative Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Except for borrowings which utilize the full remaining amount of the Total Revolving Credit Commitment, each borrowing of an Alternate Base Rate Loan Loan shall be in an amount not less than $500,000 or, if greater, whole multiples of $100,000 in excess thereof.  Each borrowing of an Adjusted Libor Loan shall be in an amount not less than $1,000,000 or whole multiples of $500,000 in excess thereof.

(c)           The Administrative Borrower on behalf of the Companies shall have the right, upon not less than three Business Days’ prior written notice to the Administrative Agent to terminate the Total Revolving Credit Commitment or from time to time to permanently reduce the amount of the Total Revolving Credit Commitment; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Aggregate Outstandings would exceed the Total Revolving Credit Commitment as then reduced; provided, further, that any such termination or reduction requiring prepayment of any Adjusted Libor Loan shall be made only on the last day of the Interest Period with respect thereto or on the date of payment in full of all amounts owing pursuant to Section 3.08 as a result of such termination or reduction.  Any such reduction shall be in the amount of $2,500,000 or whole multiples of $1,000,000 in excess thereof, and shall reduce permanently the amount of the Total Revolving Credit Commitment then in effect.

(d)           The several agreements of the Lenders to make Revolving Credit Loans pursuant to this Section 2.01 shall automatically terminate on the Revolving Credit Commitment Termination Date.  Upon such termination, the Companies shall immediately repay in full the principal amount of the Revolving Credit Loans then outstanding, together with all accrued interest thereon and all other amounts due and payable hereunder.

SECTION 2.02.                  Revolving Credit Note.   The Revolving Credit Loans made by each Lender shall be evidenced by a promissory note of the Companies, (individually the “Revolving Credit Note” and collectively the “Revolving Credit Notes”), substantially in the form attached hereto as Exhibit A, each appropriately completed, duly executed and delivered on behalf of the Companies and payable to the order of such Lender in a principal amount equal to the Revolving Credit Commitment of such Lender.  Each Revolving Credit Note shall (a) be dated the Closing Date, (b) be stated to mature on the Revolving Credit Commitment Termination Date, and (c) bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding as provided in Section 3.01.  Each Lender is authorized to record the date, Type and amount of each Revolving Credit Loan and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan in such Lender’s records or on the grid schedule annexed to the Revolving Credit Note; provided, however, that the failure of a Lender to set forth each such Revolving Credit Loan, payment and other information shall not in any manner affect the obligation of the Companies to repay each Revolving Credit Loan made by such Lender in accordance with the terms of its Revolving Credit Note and this Agreement.  The Revolving Credit Note, the grid schedule and the books and records of each Lender shall constitute conclusive evidence of the information so recorded absent manifest error.

SECTION 2.03.                  Term Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (individually, a “Term Loan” and, collectively, the “Term Loans”) to the Administrative Borrower on behalf of the Companies on the Closing Date in an amount not to exceed its Term Loan Commitment.  The Administrative Borrower shall give the Administrative Agent irrevocable written notice (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m. New York, New York time three Business Days prior to the Closing Date specifying (i) the amount to be borrowed, which shall not exceed the Total Term Loan Commitment, (ii) the Type or Types of such Term Loans and the related amounts for each, and (iii) if such Term Loan is a Adjusted Libor Loan, the initial Interest Period selected for such Term Loan.  Upon receipt of such notice from the Administrative Borrower, the Administrative Agent shall promptly notify each Lender thereof.  The Term Loans shall be (i) Adjusted LIBOR Loans, (ii) Alternate Base Rate Loans, or (iii) a combination thereof.  The Total Term Loan Commitment shall terminate upon funding of the Term Loans on the Closing Date.

SECTION 2.04.                  Term Loan Notes.  The Term Loan made by each Lender shall be evidenced by a promissory note of the Companies (individually a “Term Loan Note” and collectively the “Term Loan Notes”), substantially in the form attached hereto as Exhibit B, each appropriately completed, duly executed and delivered on behalf of the Companies and payable to the order of such Lender in a principal amount equal to the Term Loan Commitment of such Lender.  Each Term Loan Note shall (a) be dated the Closing Date, (b) be stated to mature on the Term Loan Maturity Date, (c) bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding as provided in Section 3.01 and (d) be payable as to principal in twenty (20) consecutive quarterly installments, commencing March 31, 2011 and on each June 30, September 30 and December 31st thereafter, each in the amount set forth below opposite the applicable installment, provided that the final payment on the Term Loan Maturity Date shall be in an amount equal to the then outstanding unpaid principal amount of the Term Loan, all for the pro-rata distribution to the Lenders in accordance with their Commitment Percentages:

Installment	Amount

1 through 8	$1,500,000.00
9 through 12	$1,750,000.00
13 through 16	$2,000,000.00
17 through 20	$3,250,000.00

Each Lender is authorized to record the date, Type and amount of each Term Loan and the date and amount of each payment or prepayment of principal of each Term Loan in such Lender’s records or on the grid schedule annexed to the Term Loan Note; provided, however, that the failure of a Lender to set forth such Term Loan, payment and other information shall not in any manner affect the obligation of the Companies to repay such Term Loan made by such Lender in accordance with the terms of its Term Loan Note and this Agreement.  The Term Loan Note, the grid schedule and the books and records of each Lender shall constitute conclusive evidence of the information so recorded absent manifest error.  Repayments and prepayments of the Term Loan may not be reborrowed.

SECTION 2.05.                  Letters of Credit.

(a)           Generally.  Subject to the terms and conditions set forth in this Agreement, upon the written request of a Company in accordance herewith, the Issuing Lender shall issue Letters of Credit at any time during the Revolving Credit Commitment Period with pro rata participation by all of the Lenders in accordance with their respective Commitment Proportions.  Notwithstanding the foregoing, (i) at no time shall the sum of the Aggregate Letters of Credit Outstanding exceed the LC Sublimit and (ii) no Letter of Credit shall be issued if, after giving effect to the same, the Aggregate Outstandings would exceed the Total Revolving Credit Commitment.  Each request for issuance of a Letter of Credit shall be in writing and shall be received by the Issuing Lender by no later than 12:00 noon, New York, New York time, on the day which is at least two Business Days prior to the proposed date of issuance.  Such issuance shall occur by no later than 5:00 p.m. on the proposed date of issuance or creation (assuming proper prior notice as aforesaid).  Subject to the terms and conditions contained herein, the expiry date, the type of Letter of Credit (i.e., Commercial Letter of Credit or Standby Letter of Credit) and the amount and beneficiary of the Letters of Credit will be as designated by the Administrative Borrower.  The Issuing Lender shall notify the Administrative Agent and the Lenders quarterly of the amounts of all Letters of Credit issued hereunder and of any extension, reduction, termination or amendment of any Letter of Credit.  Each Letter of Credit issued by the Issuing Lender hereunder shall identify: (i) the dates of issuance and expiry of such Letter of Credit, (ii) the amount of such Letter of Credit (which shall be a sum certain), (iii) the beneficiary of such Letter of Credit, and (iv) the drafts and other documents necessary to be presented to the Issuing Lender upon drawing thereunder.  In no event shall any Letter of Credit expire (or by its terms be required to be paid, extended or renewed), after the Revolving Credit Commitment Termination Date.  The Companies agree to execute and deliver to the Issuing Lender such further documents and instruments in connection with any Letter of Credit issued hereunder (including without limitation, applications therefor) as the Issuing Lender in accordance with its customary practices may reasonably request.    The Issuing Lender will not be required to issue a Commercial Letter of Credit hereunder with a maturity date (1) more than one hundred eighty (180) days from the date of issuance of such Letter of Credit, or (2) on or after the Revolving Credit Commitment Termination Date.

(b)           Drawings Under Letters of Credit.  The Companies hereby absolutely and unconditionally promise to pay the Issuing Lender not later than 12:00 noon (New York, New York time) the amount of each drawing under a Letter of Credit if the Administrative Borrower receive notice of such drawing or payment prior to 10:00 a.m., New York, New York time, on the date of such drawing, or if such notice has not been received by the Administrative Borrower prior to such time on such date, then not later than 12:00 noon, New York, New York time, on the Business Day immediately following the day that the Administrative Borrower receive such notice; provided, however, if any drawing was in an amount not less than $500,000, the Administrative Borrower on behalf of the Companies may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.01 hereof that such payment be financed with a Revolving Credit Loan that is an Alternate Base Rate Rate Loan  in an equivalent amount, and, to the extent so financed, the Companies’ obligation to make such payment shall be discharged and replaced by such Alternate Base Rate Loan. Such request shall be made by the Administrative Borrower on the date of receipt of notice from the Issuing Lender of a drawing under a Letter of Credit.  The Issuing Lender shall notify the Administrative Agent and each Lender of such request in accordance with Section 2.01 hereof.  If the Administrative Borrower has not requested that such payment be financed with such Alternate Base Rate Loan and the Companies fail to make such payment when due, the Issuing Lender shall notify each Lender of the amount of the drawing under the applicable Letter of Credit.  Each Lender agrees that on the first Business Day after receipt of such notice, it will immediately make available by no later than 12:00 noon New York, New York time, to the Issuing Lender at its office located at the Payment Office in immediately available funds, its Commitment Proportion of such drawing or payment, provided (i) each Lender’s obligation shall be reduced by its Commitment Proportion of any reimbursement by the Companies in respect of any such drawing pursuant to this Section 2.05 and (ii) no Lender shall be required to make payments to the Issuing Lender with respect to a drawing which the Companies reimbursed with the proceeds of a Revolving Credit Loan, as contemplated above, if such Lender fully funded its Commitment Proportion of such Revolving Credit Loan in accordance with Section 3.11 hereof.  Any payment made by a Lender pursuant to this Section 2.05(b) to reimburse the Issuing Lender for any drawing under a Letter of Credit (other than an Alternate Base Rate Loan as contemplated above) shall not constitute a Revolving Credit Loan and shall not relieve the Companies of their obligation to reimburse the Issuing Lender for such drawing.  Each drawing under a Letter of Credit, as applicable which is not paid on the date such drawing is made shall accrue interest, for each day from and including the date of such drawing to but excluding the date that the Companies reimburse the Issuing Lender in full for such drawing or payment, at the rate per annum then applicable to Revolving Credit Loans which are Alternate Base Rate Loans; provided, however, that if the Companies fail to reimburse such drawing or payment when due pursuant to this paragraph (b), then the Companies shall pay to the Issuing Lender interest on the amount of such drawing or payment at the rate per annum set forth in Section 3.01(d) hereof.  Interest accruing pursuant to the preceding sentence shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to this Section 2.05(b) to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.  The Issuing Lender shall promptly notify the Administrative Agent of each drawing under a Letter of Credit.

(c)           Letter of Credit Obligations Absolute.

(i)           The obligation of the Companies to reimburse the Issuing Lender as provided hereunder in respect of drawings under Letters of Credit shall rank pari passu with the obligation of the Companies to repay the Loans hereunder, and shall be absolute and unconditional under any and all circumstances subject to (ii) below.  Without limiting the generality of the foregoing, the obligation of the Companies to reimburse the Issuing Lender in respect of drawings under Letters of Credit for which the Issuing Lender has received documents in accordance with the terms hereof shall not be subject to any defense based on the non-application or misapplication by the beneficiary of the proceeds of any such drawing or the legality, validity, regularity or enforceability of the Letters of Credit or any related document, even though such document shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Companies, the beneficiary of any Letter of Credit, or any financial institution or other party to which any Letter of Credit may be transferred.  The Issuing Lender may accept or pay any draft presented to it under any Letter of Credit regardless of when drawn or made and whether or not negotiated, if such draft, accompanying certificate or documents and any transmittal advice are presented or negotiated on or before the expiry date of such Letter of Credit or any renewal or extension thereof then in effect, and is in substantial compliance with the terms and conditions of such Letter of Credit.  Furthermore, neither the Issuing Lender nor any of its correspondents nor any Lender shall be responsible, as to any document presented under a Letter of Credit which appears to be regular on its face, and appears on its face to be in substantial compliance with the terms of the Letter of Credit, for the validity or sufficiency of any signature or endorsement, for delay in giving any notice or failure of any instrument to bear adequate reference to the Letter of Credit, or for failure of any Person to note the amount of any draft on the reverse of the Letter of Credit.  The Issuing Lender shall have the right, in its sole discretion, to decline to accept any documents and to decline to making payment under any Letter of Credit if the documents presented are not in strict compliance with the terms of such Letter of Credit.

(ii)           Any action, inaction or omission on the part of the Issuing Lender or any of its correspondents under or in connection with any Letter of Credit or the related instruments, documents or property, if in good faith and in conformity with such laws, regulations or customs as are applicable, shall be binding upon the Companies and shall not place the Issuing Lender or any of its correspondents or any Lender under any liability to the Companies in the absence of (x) gross negligence or willful misconduct by the Issuing Lender or its correspondents or (y) the failure by the Issuing Lender to pay under a Letter of Credit after presentation of a draft and documents strictly complying with such Letter of Credit unless the Issuing Lender is prohibited from making such payment pursuant to a court order.  The Issuing Lender’s rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.  All Letters of Credit issued hereunder will, except to the extent otherwise expressly provided hereunder, be governed by the UCP.

(iii)           Any action, inaction or omission on the part of the Issuing Lender or any of its correspondents under or in connection with any Letter of Credit or the related instruments, documents or property, if in good faith and in conformity with such laws, regulations or customs as are applicable, shall be binding upon the Companies and shall not place the Issuing Lender or any of its correspondents or any Lender under any liability to the Companies in the absence of (x) gross negligence or willful misconduct by the Issuing Lender or its correspondents or (y) the failure by the Issuing Lender to pay under a Letter of Credit after presentation of a draft and documents strictly complying with such Letter of Credit unless the Issuing Lender is prohibited from making such payment pursuant to a court order.  The Issuing Lender’s rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.  All Letters of Credit issued hereunder will, except to the extent otherwise expressly provided hereunder, be governed by the UCP.

(d)           Obligations of Lenders in Respect of Letters of Credit. Each Lender acknowledges that each Letter of Credit issued by the Issuing Lender pursuant to this Agreement is issued by the Issuing Lender on behalf of and with the ratable participation of all of the Lenders (i.e., in accordance with their respective Commitment Proportions), and each Lender agrees to make the payments required by subsection (b) above and agrees to be responsible for its pro rata share of all liabilities incurred by the Issuing Lender with respect to each Letter of Credit issued, established, opened or extended by the Issuing Lender pursuant to this Agreement for the account of the Companies.  Each Lender agrees with the Issuing Lender and the other Lenders that its obligation to make the payments required by subsection (b) above shall not be affected in any way by any circumstances (other than the gross negligence or willful misconduct of the Issuing Lender) occurring before or after the making of any payment by the Issuing Lender pursuant to any Letter of Credit, including, without limitation: (i) any modification or amendment of, or any consent, waiver, release or forbearance with respect to, any of the terms of this Agreement or any other instrument or document referred to herein; (ii) the existence of any Default or Event of Default; or (iii) any change of any kind whatsoever in the financial position or credit worthiness of the Companies.

(e)           Replacement of the Issuing Lender.  The Issuing Lender may be replaced at any time by written agreement among the Companies, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender.  At the time any such replacement shall become effective, the Companies shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.04 hereof.  From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued prior to such replacement, but shall not be required to issue additional Letters of Credit.

(f)           Existing Letters of Credit.   The Companies, the Lenders, the Administrative Agent and the Issuing Lender agree that, from and after the Closing Date, subject to the satisfaction of the conditions precedent to the initial Loans hereunder as set forth in Article V hereof, the Existing Letters of Credit shall be Letters of Credit for all purposes under this Agreement.

ARTICLE III
PROVISIONS RELATING TO ALL EXTENSIONS OF CREDIT;
FEES AND PAYMENTS

SECTION 3.01.                  Interest Rate; Continuation and Conversion of Loans.

(a)           Each Alternate Base Rate Loan shall bear interest for the period from the date thereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)           Each Adjusted Libor Loan shall bear interest for the Interest Period applicable thereto on the unpaid principal amount thereof at a rate per annum equal to the Adjusted LIBO Rate determined for each Interest Period thereof in accordance with the terms hereof plus the Applicable Margin.

(c)           Upon the occurrence and during the continuance of an Event of Default the outstanding principal amount of the Loans (excluding any defaulted payment of principal accruing interest in accordance with clause (d) below), shall, at the option of the Required Lenders, bear interest payable on demand at a rate of interest 3% per annum in excess of the interest rate otherwise then in effect or, if no rate is in effect, 3% per annum in excess of the Alternate Base Rate plus the Applicable Margin then in effect.

(d)           If any of the Companies shall default in the payment of the principal of or interest on any portion of any Loan or any other amount becoming due hereunder, whether with respect to reimbursement of drawings under Letters of Credit, interest, fees, expenses or otherwise, the Companies shall pay interest on such defaulted amount accruing from the date of such default (without reference to any period of grace) up to and including the date of actual payment (after as well as before judgment) at a rate of 3% per annum in excess of the rate otherwise in effect or, if no rate is in effect, 3% per annum in excess of the Alternate Base Rate plus the Applicable Margin then in effect.

(e)           The Administrative Borrower on behalf of the Companies may elect from time to time to convert outstanding Loans from Adjusted Libor Loans to Alternate Base Rate Loans by giving the Administrative Agent at least one Business Day’s prior irrevocable written notice of such election, provided that any such conversion of Adjusted Libor Loans shall only be made on the last day of an Interest Period with respect thereto or upon the date of payment in full of any amounts owing pursuant to Section 3.08 as a result of such conversion.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof.  The Administrative Borrower on behalf of the Companies may elect from time to time to convert outstanding Loans from Alternate Base Rate Loans to Adjusted Libor Loans by giving the Administrative Agent irrevocable written notice of such election not later than 11:00 a.m. New York, New York time, three Business Days prior to the date of the proposed conversion.  Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof.  All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein, provided that each conversion shall be in the principal amount of $1,000,000 or whole multiples of $100,000 in excess thereof, and further provided that no Default or Event of Default shall have occurred and be continuing.  Any conversion to or from Adjusted Libor Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Adjusted Libor Loans having the same Interest Period shall not be less than $1,000,000.

(f)           Any Adjusted Libor Loan in a minimum principal amount of $1,000,000 may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Companies with the notice provisions contained in the definition of Interest Period; provided, that no Adjusted Libor Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to an Alternate Base Rate Loan Loan on the last day of the Interest Period in effect when the Administrative Agent is notified, or otherwise has actual knowledge, of such Default or Event of Default.

(g)           If the Administrative Borrower shall fail to select the duration of any Interest Period for any Adjusted Libor Loan in accordance with the definition of “Interest Period” set forth in Section 1.01, the Administrative Borrower shall be deemed to have selected an Interest Period of one month.

(h)           No Loan may be funded as an Adjusted Libor Loan or converted to or continued as an Adjusted Libor Loan with an Interest Period that extends beyond the Revolving Credit Commitment Termination Date, with respect to Revolving Credit Loans, or the Term Loan Maturity Date, with respect to the Term Loan.

(i)           Interest on each Loan shall be payable in arrears on each Interest Payment Date and shall be calculated on the basis year of 360 days and shall be payable for the actual days elapsed.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall, absent manifest error, be conclusive and binding for all purposes.  Any rate of interest on the Loans or other Obligations which is computed on the basis of the Alternate Base Rate shall change when and as the Alternate Base Rate changes in accordance with the definition thereof.

(j)           Anything in this Agreement or in any Note to the contrary notwithstanding, the obligation of the Companies to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be paid to a Lender to the extent that the charging or receipt thereof would not be permissible under the law or laws applicable to such Lender limiting the rates of interest that may be charged or collected by such Lender.  In each such event payments of interest required to be paid to such Lender shall be calculated at the highest rate permitted by applicable law until such time as the rates of interest required hereunder may lawfully be charged and collected by such Lender.

SECTION 3.02.                  Use of Proceeds.  The proceeds of the Revolving Credit Loans shall be used solely to (a) to repay the Existing Loans in full on the Closing Date, (b) to finance up to $28,000,000 of the RP Acquisition, (c) to finance general corporate purposes of the Companies and (d) to finance Permitted Acquisitions, provided that after giving effect to such Permitted Acquisition the Companies are in compliance with the financial covenants set forth in Section 7.12 hereof.  The Term Loans shall be used by the Companies to partially finance the RP Acquisition.  Commercial Letters of Credit issued by the Issuing Lender hereunder shall be for the account of the Companies and shall be issued to provide the primary payment mechanism in connection with the purchase of any materials, goods or services by any Company in the ordinary course of business.  Standby Letters of Credit shall be issued by the Issuing Lender to support the Companies’ obligations to third parties in the ordinary course of business.

SECTION 3.03.                  Prepayments.

(a)           The Administrative Borrower on behalf of the Companies may on the last day of an Interest Period if the Loans to be repaid are Adjusted Libor Loans, or at any time and from time to time if the Loans to be repaid are Alternate Base Rate Loans, repay the then outstanding Loans, in whole or in part, without premium or penalty, except as provided in Section 3.08, upon written notice to the Administrative Agent (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m. New York, New York time, three Business Days before the date of prepayment with respect to prepayments of Adjusted Libor Loans, or 11:00 a.m. New York, New York time one Business Day before the date of prepayment with respect to Alternate Base Rate Loans.  Each notice shall be irrevocable and shall specify the date and amount of repayment and whether such repayment is of Adjusted Libor Loans or Alternate Base Rate Loans or a combination thereof, and if a combination thereof, the amount of repayment allocable to each.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof.  If such notice is given, the Companies shall make such repayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein.  Each partial prepayment pursuant to this Section 3.03 of (x) Alternate Base Rate Loans shall be in a principal amount of $500,000 or whole multiples of $100,000 in excess thereof and (y) of Adjusted LIBOR Loans shall be in a principal amount of $1,000,000 or whole multiples of $100,000 in excess thereof.

(b)           Commencing with the calendar year ending December 31, 2011 and annually thereafter, the Company shall repay the Term Loan, on or before March 31st of the immediately following fiscal year, in an amount equal to (i) the product of (A) Excess Cash Flow times (B) 50% less (ii) any voluntary principal repayments of the Term Loan prepaid by the Companies during such year; provided that the maximum amount of mandatory prepayments under this Section 3.03(b) shall not exceed (x) $5,000,000, during the term of the Term Loan and (y) (A) $1,000,000, with respect to the calendar year ending December 31, 2011, (B) $1,000,0000, with respect to the calendar year ending December 31, 2012, (C) $2,000,000, for the calendar year ending December 31, 2013 or (D) $1,000,000, with respect to the calendar year ending December 31, 2014 (as calculated, the “Required Amount”).   Notwithstanding the foregoing, in the event that the amount of cash available in the United States (the “Available Cash”) to be used to prepay the Term Loan in accordance with this Section 3.03(b) is less than the Required Amount as of the date of determination, then (I) the Companies shall repay the Term Loan in an amount equal to Available Cash and (II) Aceto or one of the Companies shall (x) open a certificate of deposit or similar account with an office of JPMorgan Chase Bank, N.A. located in Europe in an amount equal to the difference between the Required Amount and Available Cash, (y) maintain such amount in such account during the term of this Agreement and (z) provide evidence to the Lenders that such account has been opened and is being maintained not less than once in each twelve (12) month period.

(c)           Each prepayment of principal of a Loan pursuant to this Section 3.03 shall be accompanied by accrued interest to the date prepaid on the amount prepaid.  Unless directed by the Administrative Borrower pursuant to Section 3.03(a) partial prepayments of any Loan shall be applied first to outstanding Alternate Base Rate Loans and then to Adjusted Libor Loans having the shortest remaining Interest Periods.  Any partial prepayment of the Term Loans shall be applied to the remaining installments thereof in inverse order of maturity.

SECTION 3.04.                  Fees.

(a)           The Companies agree to pay to the Administrative Agent a non-refundable commitment fee in the aggregate amount of $300,000 (equal to 0.375% of the Total Commitment), on the Closing Date, for the account of, and pro rata distribution to, each Lender.

           (b)           The Companies agrees to pay to the Administrative Agent for the account of, and pro rata distribution to, each Lender an unused fee (the “Unused Fee”) on the average daily unused portion of the Total Revolving Credit Commitment from the date of this Agreement until the Revolving Credit Commitment Termination Date at a rate per annum equal to the Applicable Margin, based on a year of 360 days, payable in arrears on the last day of March, June, September, and December of each year commencing March 31, 2011, on the Revolving Credit Commitment Termination Date and on each date the Revolving Credit Commitment is permanently reduced in whole or in part.

(c)           The Companies shall pay to the Administrative Agent for the account of, and pro rata distribution to, the Lenders a commission with respect to the Lenders’ participation in Letters of Credit equal to the Applicable Margin for Adjusted Libor Loans multiplied by the average daily amount of the Standby LC Exposure during the period from and including the Closing Date but excluding the later of (a) the Revolving Credit Commitment Termination Date and (b) the date on which such Lender ceases to have any Standby LC Exposure.  Such commissions with respect to Standby Letters of Credit shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing March 31, 2011; provided that all such fees shall be payable on the date on which the Total Revolving Credit Commitment terminates and any such fees accruing after the date on which the Total Revolving Credit Commitment terminates shall be payable on demand.  All commissions with respect to Standby Letters of Credit shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed.

(d)           The Companies shall pay to the Administrative Agent for the account of, and pro rata distribution to each Lender, a payment fee equal to 0.25% of the stated amount of each Commercial Letter of Credit upon payment by the Issuing Lender of such Commercial Letter of Credit.

(e)           The Companies agree to pay the Administrative Agent for the Administrative Agent’s own account, such agency, syndication and other fees as separately agreed between the Administrative Agent and the Companies.

SECTION 3.05.                 Inability to Determine Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Companies) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate applicable pursuant to Section 3.01(b) for any requested Interest Period with respect to (a) the making of an Adjusted Libor Loan, (b) an Adjusted Libor Loan that will result from the requested conversion of an Alternate Base Rate Loan into an Adjusted Libor Loan, or (c) the continuation of an Adjusted Libor Loan beyond the expiration of the then current Interest Period with respect thereto, the Administrative Agent shall forthwith give notice by telephone of such determination, promptly confirmed in writing, to the Companies of such determination.  Until the Administrative Agent notifies the Companies that the circumstances giving rise to the suspension described herein no longer exist, the Companies shall not have the right to request or continue an Adjusted Libor Loan or to convert an Alternate Base Rate Loan Loan to an Adjusted Libor Loan.

SECTION 3.06.                 Illegality. Notwithstanding any other provisions herein, if any introduction of or change in any law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Adjusted Libor Loans as contemplated by this Agreement, such Lender shall forthwith give notice by telephone of such circumstances, promptly confirmed in writing, to the Administrative Agent, which notice the Administrative Agent shall promptly transmit to the Companies and the other Lenders whereupon until such Lender notifies the Companies and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, and (a) the commitment of such Lender to make and to allow conversion to or continuations of Adjusted Libor Loans shall forthwith be suspended for the duration of such illegality and (b) the Loans then outstanding as Adjusted Libor Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the next succeeding last day of each Interest Period applicable to such Adjusted Libor Loans or, within such earlier period as may be required by law.  The Companies shall pay to such Lender, upon demand, any additional amounts required to be paid pursuant to Section 3.08 hereof.

  SECTION 3.07.                 Increased Costs.  (a) In the event that any introduction of or change, on or after the date hereof, in any applicable law, regulation, treaty, order, directive or in the interpretation or application thereof (including, without limitation, any request, guideline or policy, whether or not having the force of law, of or from any central bank or other governmental authority, agency or instrumentality and including, without limitation, Regulation D), by any authority charged with the administration or interpretation thereof shall occur, which:

(i)          shall subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Loan or any Letter of Credit, or change the basis of taxation of payments to such Lender or the Issuing Lender of principal, interest, fees or any other amount payable hereunder (other than any tax that is measured with respect to the overall net income of such Lender or Issuing Lender or Lending Office of such Lender or Issuing Lender and that is imposed by the United States of America, or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender’s Lending Office is located, or by any jurisdiction  in which such Lender or the Issuing Lender is organized, has its principal office or is managed and controlled); or

(ii)          shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (whether or not having the force of law) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Lender or the Issuing Lender; or

(iii)         shall impose on any Lender or the Issuing Lender any other condition, or change therein;

and the result of any of the foregoing is to increase the cost to such Lender or the Issuing Lender of making, renewing or maintaining advances or extensions of credit hereunder or to reduce any amount receivable hereunder, in each case by an amount which such Lender or the Issuing Lender deems material, then, in any such case, the Companies shall pay such Lender or the Issuing Lender, such additional amount or amounts as such Lender or the Issuing Lender shall have determined will compensate such Lender or the Issuing Lender for such increased costs or reduction.

(b)          If any Lender or the Issuing Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or the Issuing Lender (or any Lending Office of any Lender or the Issuing Lender) or any Lender’s or Issuing Lender’s holding company, with any request or directive regarding capital adequacy (whether or not having the force of the law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company as a consequence of its obligations hereunder to a level below that which such Lender or the issuing Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s and Issuing Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Lender to be material, then from time to time, the Companies shall pay to such Lender or the Issuing Lender, the additional amount or amounts as such Lender or the Issuing Lender shall have determined will compensate such Lender and the Issuing Lender or such Lender’s or Issuing Lender’s holding company for such reduction.  Such Lender’s and the Issuing Lender determination of such amounts shall be conclusive and binding on the Companies absent manifest error.

(c)          A certificate of a Lender or the Issuing Lender setting forth in reasonable detail the amount or amounts payable pursuant to Sections 3.07(a) and 3.07(b) above shall be conclusive absent manifest error.  The Companies shall pay any Lender or the Issuing Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d)         In the event any Lender or the Issuing Lender shall be entitled to compensation pursuant to Section 3.07(a) or Section 3.07(b), it shall promptly notify the Administrative Agent and Companies of the event by reason of which it has become so entitled; provided, however, no failure on the part of any Lender or the Issuing Lender to demand compensation under clause (a) or clause (b) above on one occasion shall constitute a waiver of its right to demand compensation on any other occasion.

SECTION 3.08.                Indemnity.   The Companies agree to indemnify each Lender and to hold each Lender harmless from any loss, cost or expense which such Lender may sustain or incur, including, without limitation, interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain Adjusted Libor Loans hereunder, as a consequence of (a) default by the Companies  in payment of the principal amount of or interest on any Adjusted Libor Loan, (b) default by the Companies to accept or make a borrowing of an Adjusted Libor Loan or a conversion into or continuation of an Adjusted Libor Loan after the Companies have requested such borrowing, conversion or continuation, (c) default by the Companies in making any prepayment of any Adjusted Libor Loan after the Companies give notice in accordance with Section 3.03 of this Agreement and/or (d) the making of any payment or prepayment (whether mandatory or optional) of an Adjusted Libor Loan or the making of any conversion of an Adjusted Libor Loan to an Alternate Base Rate Loan Loan on a day which is not the last day of the applicable Interest Period with respect thereto.  A certificate of a Lender setting forth in reasonable detail such amounts shall be conclusive absent manifest error.  The Companies shall pay such Lender the amount shown as due on any certificate within ten days after receipt thereof.

SECTION 3.09.                  Taxes.

(a)         Except as required by law, all payments made by the Companies under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income and franchise taxes imposed on the Administrative Agent, a Lender or the Issuing Lender by (i) the United States of America or any political subdivision or taxing authority thereof or therein, (ii) the jurisdiction under the laws of which the Administrative Agent, the Issuing Lender or such Lender is organized or in which it has its principal office or is managed and controlled or any political subdivision or taxing authority thereof or therein, or (iii) any jurisdiction in which the Administrative Agent’s, the Issuing Lender’s or Lender’s Lending Office is located or any political subdivision or taxing authority thereof or therein (such non-excluded taxes being called “Taxes”).  If any Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Issuing Lender or any Lender hereunder, or under the Notes, the amount so payable to the Administrative Agent, the Issuing Lender or such Lender shall be increased to the extent necessary to yield to the Administrative Agent, the Issuing Lender or such Lender (after payment of all Taxes and free and clear of all liability in respect of such Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes.  Whenever any Taxes are payable by any Company, such Company shall promptly send to the Administrative Agent for its own account or for the account of such Lender or the Issuing Lender, as the case may be, a certified copy of an original official receipt showing payment thereof.  If any Company fails to pay Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Companies shall indemnify the Administrative Agent, the Issuing Lender and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent, the Issuing Lender or any Lender as a result of any such failure together with any expenses payable by the Administrative Agent, the Issuing Lender or any Lender in connection therewith.

(b)         Prior to the first Interest Payment Date, each Lender that is not organized under the laws of the United States or a state thereof agrees that it will deliver to the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States back-up withholding tax.  Each Lender which delivers to the Company and the Administrative Agent a Form W-8BEN or W-8ECI and Form W-8 or W-9 pursuant to the preceding sentence further undertakes to deliver to Administrative Agent two further copies of the said statement and Form W-8BEN or W-8ECI and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Administrative Agent, certifying in the case of a Form W-8BEN or W-8ECI that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.

SECTION 3.10.                  Pro Rata Treatment and Payments.  (a) Each borrowing by the Companies from the Lenders, each conversion of a Loan pursuant to Section 3.01(d) or continuation of a Loan pursuant to Section 3.01(e), each payment by the Companies on account of any fee (other than with respect to fees which are expressly payable to the Administrative Agent or the Issuing Lender for its own account, and reimbursements by the Company to the Issuing Lender with respect to drawings under Letters of Credit) and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the respective relevant Commitment Proportions of the Lenders.  Each payment (including each prepayment) by the Companies on account of principal of and interest on each Loan shall be made pro rata according to the respective outstanding principal amounts of such Loans held by each Lender.  All payments (including prepayments) to be made by the Companies on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders (except as specified in Section 3.04), at the Payment Office of the Administrative Agent in Dollars in immediately available funds.  The Administrative Agent may, in its sole discretion, directly charge principal and interest payments due in respect of the Loans to the Companies’ accounts at the Payment Office or other office of the Administrative Agent.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds by wire transfer of such Lender’s portion of such payment to such Lender for the account of its Lending Office.  .  The Issuing Lender may, in its sole discretion, directly charge reimbursement obligations with respect to Letters of Credit to the Company’s accounts at any office of the Issuing Lender.  Except as otherwise provided in the definition of “Interest Period”, if any payment hereunder becomes due and payable on a day other than a Business Day, then such payment shall be made on the next succeeding Business Day (and any interest payable thereon shall be payable at the then applicable rate during such extension).

(b)         All proceeds of collateral received by the Administrative Agent after an Event of Default has occurred and is continuing and all or any portion of the Loans shall have been accelerated hereunder pursuant to Section 8.01, shall upon election by the Administrative Agent or at the direction of the Required Lenders be applied, first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent or the Issuing Lender, ratably, from the Companies (other than in connection with Banking Services or Related Hedging Agreements), second, to pay any fees or expense reimbursements then due to the Lenders from the Companies (other than in connection with Banking Services or Related Hedging Agreements), ratably, third, to pay interest due and payable in respect of any Loans, ratably, fourth, to pay any unreimbursed Standby LC Disbursements, the principal on the Loans and any amounts owing with respect to Related Hedging Obligations described in Section 7.02(n) and Section 7.02(o) hereof and to pay an amount to the Administrative Agent equal to 103% of the Aggregate Letters of Credit Outstanding on such date, to be held as cash collateral for such Obligations, ratably, fifth, to pay any amounts owing in connection with any other Obligation due to the Administrative Agent, the Issuing Lender or any Lender by the Companies, including with respect to Banking Services, ratably, and  sixth, to the Companies or s the Administrative Borrower shall direct.

SECTION 3.11.                  Funding and Disbursement of Loans.  (a)  Each Lender shall make each Loan to be made by it hereunder available to the Administrative Agent at the Payment Office for the account the Administrative Agent by 1:00 p.m. New York, New York time on the Borrowing Date in Dollars in immediately available funds.  Unless any applicable condition specified in Article V has not been satisfied, the amount so received by Administrative Agent will be made available to the Companies at the Payment Office by crediting the account of the Companies with such amount and in like funds as received by the Administrative Agent.

(b)         Unless the Administrative Agent shall have been notified in writing by any Lender prior to a proposed Borrowing Date that such Lender will not make the amount which would constitute its Commitment Proportion of the borrowing on such Borrowing Date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Companies a corresponding amount.  If such amount is not made available to the Administrative Agent until a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand interest on such Lender’s Commitment Proportion of such borrowing at a rate equal to the greater of (i) the daily average Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation during such period, from and including such Borrowing Date to the date on which such Lender’s Commitment Proportion of such borrowing shall have become immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts due pursuant to this Section 3.11(b) shall be conclusive absent manifest error.  Nothing herein shall be deemed to relieve any Lender from its obligations to fulfill its commitment hereunder or to prejudice any right which the Companies may have against any Lender as a result of any default by such Lender hereunder.

SECTION 3.12.                 Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          fees shall cease to accrue on the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 3.04(b) hereto;

(b)         the Commitments and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.04; provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)          if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)           all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Proportion but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;

(ii)          if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Companies shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lender only the Companies’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.01 for so long as such LC Exposure is outstanding;

(iii)         if the Companies cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Companies shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.04(c) or (d) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)         if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.04(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Commitment Proportion; and

(v)          if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all unused fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and and letter of credit fees payable, each payable pursuant to Section 3.04 above with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Lender until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)         so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Companies in accordance with Section 3.12(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 3.12(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender shall have entered into arrangements with the Companies or such Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Companies and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Proportion.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to extend the credit herein provided for, the Companies, jointly and severally, represent and warrant to the Administrative Agent and each Lender that:

SECTION 4.01.                 Organization Powers. Each Company and each Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its properties and to carry on its business as now being conducted, (c) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification except those jurisdictions in which the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (d) has the power to execute, deliver and perform each of the Loan Documents to which it is a party, including, without limitation, with respect to the Companies, the power to obtain extensions of credit hereunder and to execute and deliver the Notes.

SECTION 4.02.                  Authorization of Borrowing, Enforceable Obligations.  The execution, delivery and performance by each Company of this Agreement, and the other Loan Documents to which it is a party, the borrowings and the other extensions of credit to the Companies hereunder, and the execution, delivery and performance by each of their Subsidiaries of the Loan Documents to which such Subsidiary is a party, (a) have been duly authorized by all requisite corporate or limited liability company action, (b) will not violate  (i) any provision of law applicable to any Company or any such Subsidiary, any rule or regulation of any Governmental Authority applicable to any Company or such Subsidiary or (ii) the certificate of incorporation, by-laws, or other organizational documents, as applicable, of any Company or of any Subsidiary or (iii) any order of any court or other Governmental Authority binding on any Company or any Subsidiary or any indenture, agreement or other instrument to which any Company or any Subsidiary is a party, or by which any Company or any Subsidiary or any of their respective properties are bound, and (c) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien, of any nature whatsoever upon any of the property or assets of any Company or any Subsidiary other than as contemplated by this Agreement or the other Loan Documents.  This Agreement and each other Loan Document to which each Company or any Subsidiary is a party constitutes a legal, valid and binding obligation of such Company and such Subsidiary enforceable, as the case may be, against such Company and such Subsidiary, as the case may be, in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium, insolvency and similar laws affecting creditors’ rights generally or by equitable principles of general application, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.03.                  Financial Condition.

(a)           The   Companies   have   heretofore   furnished   to   the   Administrative   Agent   and   each  Lender  audited  consolidated  balance  sheet  of  Aceto  and   its Subsidiaries and the related audited Consolidated statements of income, retained earnings and cash flow of Aceto and its Subsidiaries audited by BDO Seidman LLP, independent certified public accountants, for the fiscal year ended June 30, 2010.  Such financial statements were prepared in conformity with Generally Accepted Accounting Principles, applied on a consistent basis, and fairly present the financial condition and results of operations of Aceto and its Subsidiaries as of the date of such financial statements and for the periods to which they relate and, since June 30, 2010, no event or condition has occurred which could reasonably be expected to have a Material Adverse Effect.  The Companies shall deliver to the Administrative Agent, with a copy for each Lender, a certificate of the Chief Financial Officer to that effect on the Closing Date.  Other than obligations and liabilities arising in the ordinary course of business, since June 30, 2010, there are no material obligations or liabilities contingent or otherwise, of Aceto or its Subsidiaries which are not reflected or disclosed on such audited statements (other than obligations of Aceto and any of its Subsidiaries incurred in the ordinary course of business (which shall be deemed to exclude acquisitions by Aceto or any of its Subsidiaries of the business or assets (including without limitation stock or membership units) of any Person).

(b)         Each of Aceto and its Domestic Subsidiaries, on a consolidated basis, Aceto and its Subsidiaries on a consolidated basis, and Aceto, individually, is Solvent and immediately after giving effect to each Loan and each other extension of credit contemplated by this Agreement will be Solvent.

SECTION 4.04.                 Taxes. All assessed deficiencies resulting from Internal Revenue Service examinations of the federal income tax returns of Aceto or any of its Subsidiaries have been discharged or reserved against in accordance with Generally Accepted Accounting Principles.  Each Company has filed or caused to be filed all federal, state and local tax returns which are required to be filed and has paid or has caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due, except taxes which are being contested in good faith and which are reserved against in accordance with Generally Accepted Accounting Principles.

SECTION 4.05.                  Title to Properties.  Aceto and each of its Subsidiaries has good title to their respective properties and assets reflected on the financial statements referred to in Section 4.03 hereof,  except for such properties and assets as have been disposed of since the date of such financial statements as no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business, and all such properties and assets are free and clear of all Liens other than Permitted Liens.

SECTION 4.06.                 Litigation.  (a) Except as set forth on Schedule 4.06 hereto, there are no actions, suits or proceedings (whether or not purportedly on behalf of Aceto or any of its Subsidiaries) pending or, to the knowledge of each Company, threatened against Aceto or any of its Subsidiaries at law or in equity or before or by any Governmental Authority, which involve any of the transactions contemplated herein or which, if adversely determined against Aceto or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect; and (b) neither Aceto nor any of its Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

SECTION 4.07.                Agreements.   Neither Aceto nor any of its Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or regulation the violation of which could reasonably be expected to have a Material Adverse Effect.  Neither Aceto nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 4.08.                 Compliance with ERISA. Each Plan is in compliance with ERISA; no Multi-Employer Plan is insolvent or in reorganization, no Plan or Plans have an Unfunded Current Liability, and no Plan has an accumulated or waived funding deficiency; neither any Aceto, any of its Subsidiaries, nor any ERISA Affiliate has incurred any material liability to or on account of a Plan or Multi-Employer Plan pursuant to Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or expects to incur any liability under any of the foregoing sections on account of the prior termination of participation in, or contributions to, any such Plan or Multi-Employer Plan; no proceedings have been instituted to terminate any Plan; no condition exists which presents a risk to Aceto, any of its Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA; no lien imposed under the Code or ERISA on the assets of Aceto, any of its Subsidiaries or any of its ERISA Affiliates exists or is likely to arise on account of any Plan and Aceto, each of its Subsidiaries and each ERISA Affiliate may terminate contributions to any other employee benefit plans maintained by it without incurring any material liability to any Person interested therein.

SECTION 4.09.                  Federal Reserve Regulations; Use of Proceeds.  (a) Neither Aceto nor any of its Subsidiaries is engaged principally in, nor has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended from time to time).

(b)         No part of the proceeds of any Loan and no other extension of credit hereunder will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purposes, or (ii) for any purpose which violates or is inconsistent with the provisions of Regulation T, U, or X of the Board of Governors of The Federal Reserve System.

(c)         The proceeds of each Loan and each other extension of credit hereunder shall be used solely for the purposes permitted under Section 3.02.

SECTION 4.10.                 Approval.  No registration with or consent or approval of, or other action by, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Companies, or with the execution and delivery of other Loan Documents to which it is a party or with respect to the Companies, the borrowings and each other extension of credit hereunder, other than (a) registration, consents and approvals received prior to the date hereof and disclosed to the Lenders and which are in full force and effect and (b) filings to be made in connection with the Liens contemplated by this Agreement or the Loan Documents.

SECTION 4.11.                 Subsidiaries.   Attached hereto on Schedule 4.11 is the correct and complete list of each of Aceto’s Subsidiaries as of the Closing Date identifying as to each such Subsidiary its name, the jurisdiction of incorporation or formation, each member or shareholder or other owner of an interest in such Subsidiary, the number of outstanding shares or other ownership interest owned by each such shareholder, member or other owner, and indicating those Subsidiaries which are Immaterial Subsidiaries.

SECTION 4.12.                  Hazardous Materials.  Except as set forth on Schedule 4.12 hereto, Aceto and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws and neither any Company nor any Subsidiary has used Hazardous Materials on, from, or affecting any property now owned or occupied or previously owned or occupied by Aceto or any of its Subsidiaries, in any manner, which violates any applicable Environmental Law.  To the knowledge of the Companies, no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant have used Hazardous Materials on, from, or affecting such property in any manner which violates any applicable Environmental Law.

SECTION 4.13.                  Investment Company Act.  Neither Aceto nor any of its Subsidiary is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.14.                 Security Documents.   Each Security Document executed by each Company and each Domestic Subsidiary shall constitute a valid and continuing lien on and security interest in the collateral referred to in such Security Document in favor of the Administrative Agent for the ratable benefit of the Lenders and, upon completion of filing and recording of financing statements in the offices in the applicable jurisdictions (to the extent filing of financing statements under the Uniform Commercial Code are permissible methods of perfection) or otherwise upon taking all necessary action to perfect such Lien and security interest in the collateral referred to in the Security Document, shall be  prior to all other Liens, claims and right of all other Persons, other than Permitted Liens, and shall be enforceable as such against all other Persons.

SECTION 4.15.                  No Default.   No Default or Event of Default has occurred and is continuing.

SECTION 4.16.                 Permits and Licenses.   Aceto and each of its Subsidiaries has all permits, licenses, certifications, authorizations and approvals required for it lawfully to own and operate their respective businesses except those the failure of which to have could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.17.                  No Other Ventures.  Neither Aceoto nor any of its Subsidiaries is a party to any joint venture or partnership with any Person.

SECTION 4.18.                 Material Contracts.    All Material Contracts are identified on Schedule 4.18 hereto.  Each Material Contract is in full force and effect and binding upon and enforceable against Aceto and each of its Subsidiaries, in each case to the extend they are a party thereto, and, to each Company’s knowledge, all other parties thereto in accordance with its terms and there exists no default under any Material Contract by Aceto or any of its Subsidiaries or by any other party thereto which has not been fully cured or waived.

SECTION 4.19.                 Compliance with Law.  Aceto and each of its Subsidiaries is in compliance, with all laws, rules, regulations, orders and decrees which are applicable to Aceto or such Subsidiary, or to any of their respective properties, which the failure to comply with could, individually or in the aggregate, have a a Material Adverse Affect.

SECTION 4.20.                 Full Disclosure.   Neither this Agreement, any other Loan Document, nor any other document, certificate or written statement furnished to the Administrative Agent and the Lenders by or on behalf of Aceto or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.

SECTION 4.21.                  RP Acquisition Documents.  The Companies have heretofore delivered to the Administrative Agent and each Lender a true, correct and complete copy of the RP Acquisition Documents.  The RP Acquisition Documents set forth the entire agreement of the parties thereto with respect to the subject matter thereof.  No consent or approval, authorization, registration or declaration of any Governmental Authority is or will be required in connection with the RP Acquisition, other than those consents, approvals and registrations received prior to the date hereof and disclosed to the Lenders and which are in full force and effect.  SAC has acquired, by virtue of the consummation of the RP Acquisition and now has valid, legal and marketable title to the assets of RP to be acquired pursuant to the RP Purchase Agreement, free and clear of any Lien, except for Permitted Liens.  The representations and warranties of SAC and Aceto in Article IV of the RP Purchase Agreement are true and correct in all respects and are hereby deemed remade and restated in favor of the Lenders.  Neither SAC nor Aceto is aware that the representations and warranties of the Seller set forth in Article III of the RP Purchase Agreement are false or misleading in any respect.

ARTICLE V
CONDITIONS OF LENDING

SECTION 5.01.                  Conditions to Initial Extension of Credit.  The obligation of each Lender to make the initial Loans hereunder and the obligation of the Issuing Lender to issue the initial Letter of Credit (including the acceptance of the Existing Letters of Credit as Letters of Credit hereunder), is subject to the following conditions precedent:

(a)          Notes.  On or prior to the Closing Date, the Administrative Agent shall have received, for the account of each Lender, a Revolving Credit Note and a Term Loan Note duly executed by the Companies.

(b)          Security Documents.  On or prior to the Closing Date, the Administrative Agent shall have received, with a counterpart for each Lender, the Security Documents, each duly executed by each Company and each Subsidiary party thereto (if any) and, to the extent required therein, with financing statements on form UCC-1 describing the collateral covered by the Security Documents.

(c)          Opinion of Counsel.  On or prior to the Closing Date, the Administrative Agent shall have received a written opinion of counsel for the Companies and the Subsidiaries dated the Closing Date and addressed to the Administrative Agent and each Lender, substantially in the form of Exhibit E attached hereto.

(d)          Supporting Documents.  On or prior to the Closing Date, the Administrative Agent shall have received, with a copy for each Lender, (i) a certificate of good standing for each Company from the secretary of state of the state of its organizational jurisdiction dated as of a recent date; (ii) certified copies of the charter documents of each Company; (iii) a certificate of an authorized officer or member of each Company dated the Closing Date and certifying:  (x) that the charter documents of such Person have not been amended since the date of their certification (or if there has been any such amendment, attaching a certified copy thereof); (y) that attached thereto is a true and complete copy of resolutions adopted by the board of directors or members, as applicable, of such Person authorizing the execution, delivery and performance of each Loan Document to which it is a party; and (z) the incumbency and specimen signature of each officer or member of such Person executing each Loan Document to which it is a party and any certificates or instruments furnished pursuant hereto or thereto, and a certification by another officer or member of such Person as to the incumbency and signature of the Person executing such certificate; and (iv) such other documents as the Administrative Agent may reasonably request.

(e)          Officer’s Certificate.  On the Closing Date, the Administrative Agent shall have received a certificate dated the Closing Date, executed by an Executive Officer confirming compliance with the conditions set forth in Section 5.02 below.

(f)           Insurance.  On or prior to the Closing Date, the Administrative Agent shall have received a certificate or certificates of insurance from an independent insurance broker or brokers confirming the insurance required to be maintained pursuant to Section 6.01 hereof and evidence that the Administrative Agent has been named loss payee and additional insured with respect to each policy of such insurance.

(g)          Assets Free from Liens.  Prior to the Closing Date, the Administrative Agent shall have received UCC-1 financing statement, tax and judgment lien searches evidencing that each Company’s assets are free and clear of all Liens except Permitted Liens.

(h)          Payment of Existing Indebtedness. The Administrative Agent shall have received a payoff letter from JPMorgan Chase Bank, N.A. with respect to all amounts due and owing under the Prior Agreement, together with UCC-3 termination statements or statements of assignment with respect to all filings against the Companies, which payoff letter shall include a statement that upon payment in full of the amounts set forth therein, the commitments under the Prior Agreement are terminated.

(i)           Fees and Expenses.  On or prior to the Closing Date, the Administrative Agent shall have received (i) the commitment fee payable by the Companies pursuant to Section 3.04(a) hereof, for the pro rata distribution to the Lenders, (ii) any fees payable to the Administrative Agent, individually, pursuant to letter agreement among the Companies and the Administrative Agent and (iii) and reimbursement of expenses in accordance with Section 10.03(b).

(j)           No Material Adverse Change.  There shall not have occurred any Material Adverse Change in the business, operations, properties, prospects or condition (financial or otherwise) of any Company or any Subsidiary.

(k)          RP Acquisition Documents and Subordination Agreement. The Lenders shall have received (a) certified true, correct and complete copies of each RP Acquisition Document, including, without limitation the RP Purchase Agreement, the schedules and exhibits thereto, and any guaranties, security agreements and employment agreements executed in connection therewith, which documents shall be in form and substance satisfactory to the Lender, (b) copies of the due diligence investigation conducted by the Companies with respect to Seller, and the Lenders and their counsel shall be satisfied with all legal, accounting, tax and business aspects of the RP Acquisition, including the structure, the costs of such transaction and the valuation of the assets to be purchased thereunder and (c) an original Subordination Agreement, duly executed by all parties to the RP Purchase Agreement.

(l)           Consummation of RP Acquisition.  The Lenders shall have received, (a) a certificate of an Executive Officer certifying that (i) the RP Acquisition has been consummated (other than the payment of the purchase price) in accordance with the terms of the RP Acquisition Documents and in compliance with all laws, including without limitation laws relating to bulk asset sales, (ii) that all conditions precedent with respect to the consummation of the RP Acquisition have been satisfied, including the delivery of any required consents or registrations, (iii) no party to the RP Acquisition has waived the fulfillment of any material condition precedent set forth therein to the consummation of the RP Acquisition, (iv) no party has failed to perform any of its obligations thereunder and (v) nothing has come to the attention of Aceto, SAC or any other Company which would cause it to believe that any of the representations or warranties of Seller contained in the RP Purchase Agreement were false or misleading when made or when reaffirmed on the Closing Date, (b) evidence that the cash purchase price paid by SAC pursuant to the RP Acquisition Documents shall not exceed $68,000,000, and (c) evidence that the Seller has approved the RP Acquisition.

(m)         Aceto’s Financial Statements.  No later than fifteen (15) days prior to the Closing Date the Lenders shall have received (i) copies of the unaudited consolidated and consolidating financial statements (including balance sheet and income statement) of Aceto and its Subsidiaries for the fiscal quarter ended September 30, 2010, (ii) financial projections (including balance sheets, income statements and statements of cash flows) of the Companies for the fiscal years ending June 30, 2011 through and including June 30, 2014, incorporating the consummation of the RP Acquisition and demonstrating compliance with the financial covenants set forth in Section 7.12 below.  All such financial statements shall have been prepared in good faith based on reasonable assumptions and the Lenders shall have been satisfied with the form and substance thereof.  In addition, on the Closing Date the Lenders shall have received a certificate of the Financial Officer of the Company as to the matters set forth in Section 4.03 hereof.

(n)         Seller’s Due Diligence Matters.  No later than fifteen (15) days prior to the Closing Date the Lenders shall have received copies of (i) the reviewed financial statements (including balance sheet and income statement) of the Seller for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, (i)  the unaudited interim financial statements of the Seller for the fiscal quarter ended September 30, 2010, (iii) the due diligence review by BDO Seidman LLP with regard the review of the Seller’s interim financial statements for the fiscal quarter ended September 30, 2010 as well as the historical accounting for discounts and allowances to gross sales and overall dilution on accounts receivable (billed to collected) and general internal controls of the Seller, and (iv) the due diligence report prepared for the benefit of the Companies by an independent industry consultant satisfactory to the Lenders with regard to the current and projected product of the Seller and supporting the projected operating statement revenue of the Seller for three (3) year period following the Closing Date.  Lenders shall have been satisfied with the form and substance thereof.

(o)         No Litigation.  There shall exist no action, suit, investigation, litigation or proceeding affecting any Company pending or, to the knowledge of any Company, threatened before any court, governmental agency or arbiter that could reasonably be expected to be adversely determined against such Company and, if so adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p)         Consents and Approvals.  All governmental and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lender that imposes materially adverse conditions upon the transactions contemplated hereby.

(q)         Material Contracts.  The Lenders shall have received copies of each Material Contract and shall be satisfied with the form and substance thereof.

(r)          Due Diligence.  The Lenders shall have received and completed their due diligence with respect to the Companies, their Subsidiaries and Seller, including, bank checkings, trade checkings, customer checkings, litigation checkings and background checks and the Lenders shall have been satisfied with the results thereof.

(s)         Other Information, Documentation.  The Lenders shall have received such other and further information and documentation as they may require, including, but not limited to, any information or documentation relating to compliance by the Companies and each Subsidiary with the requirements of all Environmental Laws.

(t)          Completion of Proceedings.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents, shall be satisfactory in form and substance to the Lenders and their respective counsel.

SECTION 5.02.                 Conditions to All Extensions of Credit.  The obligation of each Lender to make each Loan hereunder and the obligation of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, including, without limitation, the initial Loan and initial Letter of Credit, are further subject to the following conditions precedent:

(a)         Representations and Warranties.  The representations and warranties by the Companies pursuant to this Agreement and the other Loan Documents to which each is a party shall be true and correct in all material respects on and as of the Borrowing Date or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, with the same effect as though such representations and warranties had been made on and as of such date unless such representation is as of a specific date, in which case, as of such date.

(b)         No Default.  No Default or Event of Default shall have occurred and be continuing on the Borrowing Date or on the date of issuance, amendment, renewal or extension of a Letter of Credit or will result after giving effect to the Loan requested or the requested issuance, amendment, renewal or extension of a Letter of Credit.

(c)          Letter of Credit Documentation.  With respect to the issuance, amendment, renewal or extension of any Letter of Credit, the Issuing Lender shall have received the documents and instruments requested by the Issuing Lender in accordance with the last sentence of Section 2.05(a) hereof.

(d)         Notice of Borrowing and Availability.  The Administrative Agent shall have received a notice of borrowing duly executed by an Executive Officer of the Administrative Borrower with respect to the requested Loan or issuance, amendment, renewal or extension of any Letter of Credit, certifying, among other things, that after giving effect to the requested Revolving Credit Loan or the issuance, amendment, renewal or extension of a Letter of Credit, the Aggregate Outstandings shall not exceed the Total Revolving Credit Commitment and that the Aggregate Letters of Credit Outstanding shall not exceed the LC Sublimit.

Each borrowing hereunder and each issuance, amendment, renewal or extension of a Letter of Credit shall constitute a representation and warranty of the Companies that the statements contained in clauses (a), (b), (c) and (d) of Section 5.02 hereof are true and correct on and as of the Borrowing Date or as of the date of issuance, amendment, renewal or extension of a Letter of Credit, as applicable, as though such representation and warranty had been made on and as of such date.

ARTICLE VI
AFFIRMATIVE COVENANTS

Each Company, jointly and severally, covenants and agrees with the Lenders that so long as the Commitments remain in effect, or any of the principal of or interest on the Notes or any other Obligations hereunder shall be unpaid it will, and will cause each of Aceto’s Subsidiaries to:

SECTION 6.01.                  Existence, Properties, Insurance.  Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate, partnership or limited liability  existence as applicable, rights and franchises and comply in all material respect with all laws applicable to; at all times maintain, preserve and protect all franchises and trade names material to its business and preserve all of its property used or useful in and material to the conduct of its business, and keep the same in good repair, working order and condition, normal wear and tear excepted, and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted in the ordinary course at all times; and at all times maintain insurance covering its assets and its businesses with financially sound and reputable insurance companies or associations in such amounts and against such risks (including, without limitation, hazard, business interruption, public liability and product liability) as are usually carried by companies engaged in the same or similar business.  Each such policy of insurance of the Companies shall name the Administrative Agent as loss payee and additional insured and shall provide for at least thirty (30) days’ prior written notice to the Administrative Agent of any modification or cancellation of such policies.  Each Company shall provide to the Administrative Agent promptly upon receipt thereof evidence of the annual renewal of each such policy.   SAC shall deliver to the Administrative Agent, within ten (10) Business Days of the Closing Date, evidence that SAC is qualified to do business in the State of New York and the State of New Jersey.

SECTION 6.02.                 Payment of Obligations and Taxes.  Pay all indebtedness and obligations, now existing or hereafter arising, as and when due and payable in accordance with customary trade practices, and pay and discharge or cause to be paid and discharged promptly all taxes, assessments and government charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that neither Aceto nor any of its Subsidiaries shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and Aceto or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves determined in accordance with Generally Accepted Accounting Principles with respect to any such tax, assessment, charge, levy or claim so contested; further, provided that, subject to the foregoing proviso, Aceto and each of its Subsidiaries shall pay or cause to be paid all such taxes, assessments, charges, levies or claims upon the commencement of proceedings to foreclose any lien which has attached as security therefor.

SECTION 6.03.                  Financial Statements, Reports, etc.  Furnish to the Administrative Agent with sufficient copies for each Lender,

(a)         as soon as available, but in any event within 90 days after the end of each fiscal year of Aceto, the audited consolidated balance sheet of Aceto and its Subsidiaries as of the end of such year and the related audited consolidated statements of income, shareholders equity and cash flow for such year, setting forth in each case in comparative form the respective figures as of the end of and for the previous fiscal year, and accompanied by a report thereon of BDO Seidman LLP or other independent certified public accountants of recognized standing selected by Aceto and acceptable to the Required Lenders (the “Auditor”), which report shall be unqualified and which statements shall be prepared in accordance with Generally Accepted Accounting Principles, applied on a consistent basis and (ii) the corresponding consolidating balance sheets of Aceto and its Subsidiaries and the consolidating statements of income for Aceto and its Subsidiaries, all prepared under the supervision of the Chief Financial Officer in accordance with Generally Accepted Accounting Principles;

(b)         as soon as available, but in any event not later than 45 days after the end of the first, second and third fiscal quarters of Aceto, the consolidated and consolidating unaudited interim consolidated and consolidating balance sheet of Aceto and its Subsidiaries as of the end of each such quarter and the related unaudited interim consolidated and consolidating statements of income, shareholders equity and cash flow for such quarter and the portion of the fiscal year through such date and setting forth in each case in comparative form the respective figures for the corresponding date and period in the previous fiscal year, in each case prepared by the Chief Financial Officer in accordance with Generally Accepted Accounting Principles, applied on a consistent basis;

(c)         certificates prepared and signed by the Chief Financial Officer with each delivery required by clause (a) and clause (b), as to whether or not, as of the close of such preceding period and all times during such preceding period, Aceto and its Subsidiaries were in compliance with all the provisions in this Agreement, showing computation of financial covenants and quantitative negative covenants, and if the Chief Financial Officer shall have obtained knowledge of any Default or Event of Default, it shall disclose in such certificate such Default or Event of Default and the nature thereof;

(d)         at all times indicated in clauses (a) above a copy of the management letter, if any, prepared by the Auditor;

(e)          within 75 days after the end of each fiscal year of Aceto, the Companies’ annual operating/business plans for the upcoming fiscal year, in form, substance and detail satisfactory to the Administrative Agent and the Lenders;

(f)          within forty-five (45) days after the end of each fiscal year (a) a schedule of Material Contracts in effect as of the last day of such fiscal year, and (b) an updated organization chart of Aceto including information as to ownership of all Subsidiaries;

(g)         within forty-five (45) days after the end of each fiscal quarter, (i) a calculation of Consolidated EBITDA and consolidated revenue of the Immaterial Subsidiaries for such fiscal quarter ended and (ii) a report identifying (x) the cost of the remediation incurred with respect to the Carlstadt Real Property during such fiscal quarter ended, (y) the total of such costs incurred to date, and (z) the outstanding Indebtedness, if any, identified in Section 7.02(m);

(h)         within forty-five (45) days after the second fiscal quarter and each fiscal year, a list of all locations where the Companies maintain their inventory and specifying whether such location is a leased location, owned location or a warehouse;

(i)           promptly after submission to any government or regulatory agency, all documents and information furnished to such government or regulatory agency other than such documents and information prepared in the normal course of business and which could not result in any adverse action to be taken by such agency which action could reasonably be expected to have a Material Adverse Effect; and

(j)           promptly, from time to time, such other information regarding the operations, business affairs and condition (financial or otherwise) of the Companies or the Subsidiaries as any Lender may request.

SECTION 6.04.                 Books and Records; Access to Premises. Maintain financial records in accordance with Generally Accepted Accounting Principles and permit representatives of any Lender, in coordination with the Administrative Agent, to have access during normal business hours to the premises of each Company and the Subsidiaries upon prior written request, and to examine and make excerpts from the minute books, books of accounts, reports and other records and to discuss the affairs, finances and accounts of each Company and the Subsidiaries with their respective principal officers or with their respective independent accountants, and permit representatives of the Administrative Agent to conduct such audits (including, without limitation, field audits of each Company and each Subsidiary’s accounts receivable and inventory) as the Administrative Agent reasonably deems necessary.

SECTION 6.05.                 Notice of Adverse Change.  Promptly notify the Administrative Agent in writing of (a) any change in the business or the operations of any Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect, and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Administrative Agent or the Lenders pursuant to this Agreement, fail, in any material respect, to present fairly, the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

SECTION 6.06.                  Notice of Default. Promptly notify the Administrative Agent of any Default or Event of Default which shall have occurred, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action, if any, which is proposed to be taken with respect thereto.

SECTION 6.07.                  Notice of Litigation.  Promptly notify the Administrative Agent of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined against any Company or any Subsidiary on the basis of the allegations and information set forth in the complaint or other notice of such action, suit or proceeding, or in the amendments thereof, if any, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.08.                 Notice of Default in Other Agreements.  Promptly notify the Administrative Agent of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which any Company or any Subsidiary is a party which default could reasonably be expected to have a Material Adverse Effect.

SECTION 6.09.                  Notice of ERISA Event.  Promptly deliver to the Administrative Agent a certificate of the Chief Financial Officer of each Company setting forth details as to such occurrence and such action, if any, which a Company, a Subsidiary or an ERISA Affiliate is required or proposes to take, together with any notices received from any Governmental Authority or required or proposed to be given to or filed with or by such Company, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator, with respect thereto:  that a Reportable Event has occurred with respect to a Plan, that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan, that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, that one or more Plans have an Unfunded Current Liability giving rise to a Lien under ERISA, that proceedings may be or have been instituted to terminate a Multi-Employer Plan, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or that any Company, any Subsidiary or any ERISA Affiliate will or may incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, or to a Multi-Employer Plan under Section 4201 or 4204 of ERISA.  Each Company will deliver to the Administrative Agent a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service.  In addition to any certificates or notices delivered to the Administrative Agent pursuant to the first sentence hereof, copies of annual reports and any other notices received by each Company or such Subsidiary required to be delivered to the Administrative Agent hereunder shall be delivered to the Administrative Agent no later than ten days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by any Company or any Subsidiary.

SECTION 6.10.                 Notice of Environmental Law Violations; Remediation at Carlstadt Real Property.  Promptly notify the Administrative Agent of the receipt of (a) any notice of an action, suit, and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending against any Company or any Subsidiary relating to any alleged violation of any Environmental Law which, if adversely determined against such Company or such Subsidiary (i) could reasonably be expected to result in a fine, judgment or claim against, or cash expenditures by, such Company or Subsidiary of more than $500,000 or (ii) could reasonably be expected to have a Material Adverse Effect and (b) any notices, agreements or information, whether written or oral, that indicates that the remediation at the Carlstadt Real Property may require expenditures by Aceto and its Subsidiaries in excess of $6,000,000.

SECTION 6.11.                 Compliance with Applicable Laws.  Comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, the breach of which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.12.                 Subsidiaries.  Give the Administrative Agent and the Lenders written notice of the creation, establishment or acquisition, in any manner, of any Subsidiary of Aceto not existing on the Closing Date not less than ten (10) days prior to such creation, establishment or acquisition.  Aceto or any Domestic Subsidiary, as appropriate, (a) shall execute the Administrative Agent’s form of pledge agreement, with respect to not more than 65% of the capital stock or equivalent interests of each Subsidiary which is or becomes First-Tier Foreign Subsidiary (together with certificates and powers with respect to such interests duly endorsed in blank, or such other documentation as requested by the Lender in order to grant and perfect a security interest in such interests); (b) shall cause each Subsidiary of Aceto which is a Domestic Subsidiary to execute a Joinder Agreement; (c) deliver an opinion of counsel, simultaneously with the delivery of such pledge agreement executed pursuant to clause (a) above, that such Pledge Agreement is valid and enforceable in the jurisdiction of formation of such Foreign Subsidiary, provided that if such opinion cannot be provided, such Company or such Domestic Subsidiary, as appropriate, shall execute any additional documents that may be required in order to perfect the lien granted by such pledge agreement in such jurisdiction and to enable such counsel to deliver an acceptable opinion with respect thereto; in the case of both (a) and (b), within ten (10) Business Days after the creation, establishment or acquisition of such Subsidiary and in connection therewith shall deliver or cause to be delivered such proof of corporate action, incumbency of officers and other documents (including opinions of counsel) as are consistent with those delivered as to each Company pursuant to Section 5.01 hereof on the Closing Date, or as the Administrative Agent may request, each in form and substance satisfactory to the Lender.  The foregoing requirements of this Section 6.12 shall not apply with respect to (i) Aceto Pharmaceutical Shanghai Ltd., unless such pledge may be obtained pursuant to applicable law and is requested by the Administrative Agent upon not less than 30 days prior notice to Aceto, and (ii) each of Aceto Agriculture Chemical Corp. Ltd. and Aceto Agriculture Chemicals Corp. MX. S. DE. RI. DE .CV. and each other Foreign Subsidiary formed after the date hereof until the date on which such entity (an “Immaterial Subsidiary”) has (i) gross sales, determined in accordance with GAAP, consistently applied, of US $1,000,000 or more in any consecutive 12 month period, or (ii) a net worth of US $2,000,000 or more, determined in accordance with GAAP consistently applied, except all loans and advances from its Affiliates shall be deemed equity for purposes of determining such net worth.  Notwithstanding the foregoing, in the event that (i) the consolidated revenue of all the Immaterial Subsidiaries exceeds 10% of the consolidated revenues of Aceto and its Subsidiaries for any fiscal quarter or (ii) Consolidated EBITDA (calculated solely with respect to the Immaterial Subsidiaries) exceeds 10% of Consolidated EBITDA of Aceto and its Subsidiaries for any fiscal quarter, the requirements of this Section 6.12 shall again apply to such Immaterial Subsidiaries.   Within 45 days following the Closing Date, the Companies shall deliver to the Administrative Agent a Pledge Agreement, in form and substance satisfactory to the Administrative Agent, with respect to the pledge by Aceto of 65% of the capital stock of Aceto Ltd., a Bermuda corporation, together with the other documents, information and opinions required to be delivered in connection with the Pledge Agreement pursuant to this Section 6.12

SECTION 6.13.                 Environmental Laws.  Comply and use its best efforts to ensure compliance, in all material respects, by all tenants and subtenants of their respective properties with the requirements of all Environmental Laws; provide to the Lenders all documentation in connection with such compliance that the Lenders may reasonably request, and defend, indemnify, and hold harmless the Administrative Agent and each Lender and their respective employees, agents, officers, and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise (collectively “Losses”), arising out of, or in any way related to, (a) the presence, disposal, or release of any Hazardous Materials on any property at any time owned or occupied by the Companies or any Subsidiary; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (c) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (d) any violation of applicable Environmental Laws, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses.

SECTION 6.14.                 Notice Regarding Material Contracts.  Promptly notify the Lenders of (a) any termination (prior to the end of its stated term), material amendment, material supplement or other material modification of any Material Contract and (b) the occurrence of a default by Aceto or any of its Subsidiaries, or by any party to any Material Contract of which the Companies are aware.

SECTION 6.15.                 Hedging Agreements  Within forty five (45) days following the Closing Date, the Companies shall deliver to the Administrative Agent complete copies of all Related Hedging Agreements entered into by the Companies with respect to the Term Loan, which Related Hedging Agreements shall fix the interest rate on not less than fifty percent (50%) of the aggregate amount of the Term Loan.   The tenure of each Related Hedging Agreement shall be determined by the Companies in their discretion and shall be reasonably satisfactory to the Administrative Agent.

SECTION 6.16.                  MPLLC.  Within five days after execution thereof, deliver to the Lenders copies of all documents executed and delivered in connection with the MPLLC Transaction, including the operating agreement of MPLLC, and including all amendments, modifications, supplements and waivers thereafter executed.

SECTION 6.18.                  Warehousemen’s Agreements .  Use best efforts to deliver to the Administrative Agent, from time to time, Warehousemen’s Agreements with respect to all warehouses where any Company now or hereinafter maintains inventory with a value of $1,000,000 or more, in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VII
NEGATIVE COVENANTS

Each Company, jointly and severally, covenants and agrees that so long as the Commitments remain in effect, or any of the principal of or interest on any Note or any other Obligations hereunder shall be unpaid, it will not, and will not cause or permit any Subsidiary, directly or indirectly, to:

SECTION 7.01.                  Liens.  Incur, create, assume or suffer to exist any Lien on any of their respective assets now or hereafter owned, other than:

(a)         Liens existing on the date hereof as set forth on Schedule 7.01 attached hereto  including any renewals or extensions thereof; provided that no such Lien is extended to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(b)         Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings, provided, however, that adequate reserves with respect thereto are maintained on the books of the Companies or the Subsidiaries in accordance with Generally Accepted Accounting Principles;

(c)         carriers’, warehousemens’, mechanics’, suppliers’ or other like Liens arising in the ordinary course of business and, to the extent the aggregate of such Liens secure obligations in excess of $300,000 in the aggregate, such Liens are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings in a manner which will not jeopardize or diminish the interest of the Administrative Agent in any of the collateral subject to the Security Documents;

(d)         Liens incurred or deposits to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, performance and appeal bonds, and other obligations of similar nature incurred in the ordinary course of business;

(e)         easements, rights of way, restrictions and other similar charges or encumbrances which in the aggregate do not interfere in any material respect with the occupation, use and enjoyment by any Company or any Subsidiary of the property or assets encumbered thereby in the normal course of their respective business or materially impair the value of the property subject thereto;

(f)          deposits under workmen’s compensation, unemployment insurance and social security laws;

(g)         Liens granted to the Administrative Agent, for the ratable benefit of the Lenders, under this Agreement or any other Loan Document;

(h)         purchase money liens for fixed or capital assets acquired in the ordinary course of business, including obligations with respect to Capital Leases; provided in each case such (i) no Default or Event of Default shall have occurred and be continuing or shall occur after giving effect to such lien, (ii) such purchase money lien does not exceed 100% of the purchase price of and encumbers only, the asset acquired and (iii) such purchase money Lien does not secure any Indebtedness other than in respect of the purchase price of the asset acquired;

(i)           liens granted to a Lender to secure the Companies’ obligations under such Related Hedging Agreements permitted pursuant to Section 7.02(n), provided the priority of such liens are pari passu with the priority of the liens referred to in clause (g) above;

(j)           Liens granted to JPMorgan Chase Bank, N.A. on the real property acquired with the proceeds of the mortgage indebtedness permitted pursuant to Section 7.02(j);

(k)           liens granted to a Lender to secure the Companies’ obligations under such Related Hedging Agreements permitted pursuant to Section 7.02(o), provided that the priority of such liens are subordinate to the priority of the liens referred to in clause (i) above;

(l)           the Pilot Mortgage; and

(m)         mechanics, suppliers and other like Liens in connection with the renovations of the premises at 4 Tri Harbor Court, Port Washington, New York, provided that such Liens secure amounts not overdue for a period of more than 30 days and such Liens do not materially impair the use of such premises.

SECTION 7.02.                  Indebtedness.  Incur, create, assume or suffer to exist or otherwise become liable in respect of any Indebtedness, other than:

(a)         Indebtedness incurred prior to the date hereof as described in Schedule 7.02 attached hereto including any renewals, refinancings or extensions thereof; provided such renewals, refinancings or extensions  do not result in an increase in the aggregate principal amount of such Indebtedness;

(b)         Indebtedness to the Administrative Agent, the Lenders and the Issuing Lender under this Agreement, the Notes or any other Loan Document;

(c)         Indebtedness for trade payables incurred in the ordinary course of business provided such payables shall be paid or discharged when due;

(d)         Indebtedness consisting of guarantees permitted pursuant to Section 7.03;

(e)          Subordinated Indebtedness approved in writing by the Required Lenders; provided, however, that no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to the incurrence of such Subordinated Indebtedness;

(f)          Indebtedness secured by purchase money liens as permitted under Section 7.01(h); provided such Indebtedness incurred in any fiscal year of Aceto shall not exceed $500,000, and, further, provided no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to the incurrence of such Indebtedness;

(g)         Unsecured Indebtedness of Foreign Subsidiaries to (i) Deutsche Bank, in an amount not to exceed 14,000,000 Euros, in the aggregate, at any time, and (ii) ING Bank, in an amount not to exceed 500,000 Euros, in the aggregate, at any time;

(h)         Indebtedness assumed in connection with any Permitted Acquisition, provided that such Indebtedness shall be unsecured and shall not exceed $5,000,000, in the aggregate, with respect to all Permitted Acquisitions;

(i)          Indebtedness arising under Capital Leases; provided that the aggregate amount of such Indebtedness incurred in any fiscal year of Aceto shall not exceed $1,000,000;

(j)           Commercial mortgage indebtedness owing to JPMorgan Chase Bank, N.A. in an amount not to exceed $4,000,000 secured by the premises located at 4 Tri Harbor Court, Port Washington, New York;

(k)           Indebtedness owing from one Company to another Company;

(l)           Indebtedness consisting of loans and advances permitted pursuant to Sections 7.06(d) and 7.06(f);

(m)         Unsecured Indebtedness, not to exceed $6,000,000 in the aggregate (exclusive of the portion thereof for which Arsynco is entitled to reimbursement from BASF Corporation pursuant to the terms of the Settlement Agreement dated July 19, 2009 by and between Arsynco and BASF Corporation), with respect to performance bonds or surety bonds required under the “ISRA Remediation Approval” under Industrial Site Recovery Act Case No. E93024 and the U.S. Environmental Protection Agency approval of a Risk Based Clean Up/Disposal of Polychlorinated Biphenyl Remediation Waste.  Both approvals are in reference to Asrynco Inc.’s property at 511 13th Street, Carstadt, New Jersey also being known and designated as Block 91, Lot 1 on the Tax Map of the borough of Carstadt, New Jersey; and

(n)         Indebtedness under Related Hedging Agreements entered into with a Lender incurred for the purpose of fixing or hedging interest rate risk with respect to the Obligations arising in connection with this Agreement; and

(o)         Indebtedness under Related Hedging Agreements entered into with a Lender incurred for the purpose of hedging currency values in the normal course of business, consistent with past practices, and not for speculative purposes.

SECTION 7.03.                  Guaranties.  Guarantee, endorse, become surety for, or otherwise in any way become or be responsible for the Indebtedness or obligations of any Person, whether by agreement to maintain working capital or equity capital or otherwise maintain the net worth or solvency of any Person or by agreement to purchase the Indebtedness of any other Person, or agreement for the furnishing of funds, directly or indirectly, through the purchase of goods, supplies or services for the purpose of discharging the Indebtedness of any other Person or otherwise, or enter into or be a party to any contract for the purchase of merchandise, materials, supplies or other property if such contract provides that payment for such merchandise, materials, supplies or other property shall be made regardless of whether delivery of such merchandise, supplies or other property is ever made or tendered except:

(a)         guaranties executed on or prior to the date hereof as described on Schedule 7.03 attached hereto but not including any renewals or extension thereof;

(b)         endorsements of negotiable instruments for collection or deposit in the ordinary course of business;

(c)         guaranties of any Indebtedness under this Agreement or any other Loan Document;

(d)         guaranties by any Company of any Indebtedness permitted pursuant to clauses  (f), (g), (h), (i), (j) and (m) of Section 7.02 hereof;

(e)         guaranties of the obligations of Aceto Realty LLC under the Lease and the Pilot Mortgage; and

(f)          other guarantiees not to exceed $1,500,000 at any one time outstanding.

SECTION 7.04.                  Sale of Assets.  Sell,  assign, lease, transfer or otherwise dispose of any of their now owned or hereafter acquired respective properties and assets, whether or not pursuant to an order of a federal agency or commission, except for (a) the sale of inventory disposed of in the ordinary course of business, (b) so long as no Event of Default shall have occurred and is continuing or would occur as a result thereof, the sale or other disposition of properties or assets no longer used or useful in the conduct of their respective businesses, (c) the sale of certain real property and improvements of Aceto Realty LLC pursuant to the IDA Transaction and (d) the sale (including any option for purchase) or lease of Arsynco Inc.’s real property and improvements located at Carlstadt, New Jersey.

SECTION 7.05.                 Sales of Receivables.  Sell, transfer, discount or otherwise dispose of notes, accounts receivable or other obligations owing to Aceto or any of its Subsidiaries, with or without recourse, except for collection in the ordinary course of business.

SECTION 7.06.                  Loans and Investments.  Make or commit to make any advance, loan, extension of credit, or capital contribution to, or purchase or hold beneficially any stock or other securities, or evidence of Indebtedness of, purchase or acquire all or a substantial part of the assets of, make or permit to exist any interest whatsoever in, any other Person except for (a) the ownership of stock of any Subsidiaries existing as of the Closing Date or acquired after the date hereof, provided the Companies has complied with its obligations under Section 6.12 with respect to such Subsidiary, (b) Eligible Investments, (c) Permitted Acquisitions, (d) investments, loans or advances made on or after the Closing Date by the Companies in Foreign Subsidiaries in an aggregate amount not to exceed $5,000,000, during the term of this Agreement, (e) loans and advances to customers, suppliers and/or vendors of any Company provided the aggregate principal amount of all such loans and advances shall not exceed $2,000,000, (f) loans and advances by Foreign Subsidiaries to other Foreign Subsidiaries, (g) the RP Acquisition, and (h) so long as no Event of Default has occurred and is then continuing or would occur as a result thereof, (x) the consummation of the MPLLC Transaction, provided that the total purchase price does not $3,700,000 and (y) the making of capital contributions to MPLLC in an amount not to exceed $750,000 in any fiscal year.

SECTION 7.07.                 Nature of Business.  Change or alter, in any material respect, the nature of its business from the nature of the business engaged in by it on the date hereof.

SECTION 7.08.                  Sale and Leaseback.  Except as contemplated by the IDA Transaction, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether real or personal, used or useful in its business, whether now owned or hereafter acquired, of it or any of its Subsidiaries, if the aggregate sales price of all such assets sold or transferred during the term of this Agreement exceeds $100,000, and at the time of such sale or disposition it intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

SECTION 7.09.                 Federal Reserve Regulations.  Permit any Loan or the proceeds of any Loan to be used for any purpose which violates or is inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

SECTION 7.10.                 Accounting Policies and Procedures.  Except as required by applicable law, rule or regulation, permit any change in the accounting policies and procedures of Aceto or any of its Subsidiaries, including a change in fiscal year, provided, however, any Foreign Subsidiary may change its fiscal year to reflect a fiscal year ending on June 30th of each year, and provided, further that any policy or procedure required to be changed by the Financial Accounting Standards Board (or other board or committee thereof) in order to comply with Generally Accepted Accounting Principles may be so changed

SECTION 7.11.                 Limitations on Fundamental Changes.  Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now or hereafter acquired) to, any Person, acquire all of the stock or all or substantially all of the assets or the business of any Person (except pursuant to the RP Acquisition or a Permitted Acquisition) or liquidate, wind up or dissolve or suffer any liquidation or dissolution.

SECTION 7.12.                  Financial Covenants.

(a)          Consolidated EBITDA.  Permit Consolidated EBITDA to be less than $1,800,000, for the fiscal quarter ending December 31, 2010.

(g)         Consolidated Domestic EBITDA   Permit Consolidated Domestic EBITDA to be less than $400,000, for the fiscal quarter ending December 31, 2010.

(h)         Consolidated Total Funded Debt to Consolidated EBITDA.  Permit the ratio of Consolidated Total Funded Debt to Consolidated EBITDA as of the end of any fiscal quarter to be greater than the ratio set forth below opposite the applicable period in which the fiscal quarter occurs:

Period	Ratio

Closing Date through March 30, 2011	4.00:1.00
March 31, 2011 through December 30, 2011	3.55:1.00
December 31, 2011 through December 30, 2012	3.00:1.00
December 31, 2012 and thereafter	2.50:1.00

(i)           Consolidated Debt Service Coverage Ratio.   Permit Consolidated Debt Service Coverage Ratio to be less than 1.25:1.00, as of the end of any fiscal quarter or fiscal year, commencing with the fiscal quarter ending March 31, 2011.

(j)           Consolidated Domestic Debt Service Coverage Ratio. Permit the Consolidated Domestic Debt Service Coverage Ratio to be less than 1.10:1.00, as of the end of any fiscal quarter or fiscal year, commencing with the fiscal quarter ending March 31, 2011.

(k)          Liquidity.  The Companies shall maintain Cash or Cash Equivalents of not less than $12,000,000, in the aggregate, at all times.

SECTION 7.13.                 Subordinated Indebtedness.  Directly or indirectly prepay, defease, purchase, redeem, or otherwise acquire any Subordinated Indebtedness or amend, supplement or otherwise modify any of the terms thereof (including, without limitation, the Subordination Agreement or the RP Acquisition Agreement) without the prior written consent of the Required Lenders.  Notwithstanding anything to the contrary herein or in the Subordination Agreement, no payments on the Subordinated Indebtedness described in the Subordination Agreement may be made unless, not less than 10 days prior to such proposed payment, Aceto and/or SAC shall have delivered to the Lenders a certificate of an Executive Officer, satisfactory to the Lenders, certifying that no Default or Event of Default has occurred and is then continuing or would occur as a result of such payment and delivering financial statements demonstrating that the Companies are in compliance with the financial covenants set forth in Section 7.12 hereof and will be in compliance, on a pro form basis, after making such payment.

SECTION 7.14.                  Dividends.  Declare any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of stock of Aceto or any of its Subsidiaries or any warrant to purchase any class of stock of Aceto or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, securities or property or in obligations of Aceto or any of its Subsidiaries or in any combination thereof, or permit any Affiliate to make any payment on account of, or purchase or otherwise acquire, any shares of any class of the stock of Aceto or any of its Subsidiaries or any warrant to purchase any class of stock of Aceto or any of its Subsidiaries from any Person, provided (a) if no Default or Event of Default shall have occurred and is then continuing or could occur as a result thereof, Aceto may make dividends and distributions to its shareholders in any fiscal year not to exceed an amount equal to $5,800,000 in the aggregate, (b) any wholly-owned Domestic Subsidiary of Aceto may make dividends or distributions to its shareholders or members, and (c) any Subsidiary of Aceto which is a Foreign Subsidiary and which at least 70% of the outstanding capital stock or membership interest is owed by Aceto and/or its Subsidiaries may make dividends or distributions to its shareholders or members.

SECTION 7.15.                  Transactions with Affiliates.  Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate (other than Aceto or any of Aceto’s Subsidiaries), except in the ordinary course of and pursuant to the reasonable requirements of Aceto or any of its Subsidiaries’ business and upon fair and reasonable terms no less favorable to Aceto or such Subsidiary than they would obtain in a comparable arms-length transaction with a Person not an Affiliate (other than Aceto or any of Aceto’s Subsidiaries).

SECTION 7.16.                 Impairment of Security Interest.  Take or omit to take any action which could reasonably be expected to have the result of impairing the security interest in any property subject to a security interest in favor of the Administrative Agent or grant to any person any interest whatsoever in any property which is subject to a security interest in favor of the Administrative Agent.

SECTION 7.17.                 Government Regulation.  .  (1)  Be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits any Lender from making any advance or extension of credit to the Companies or from otherwise conducting business with the Companies, or (2) fail to provide documentary and other evidence of the Companies’ identity as may be requested by Lender at any time to enable Lender to verify Company’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318..

SECTION 7.18.                 Material Contracts.   Amend, modify or supplement any Material Contract in any manner adverse to the Administrative Agent or any Lender, which amendments, modifications and supplements shall be deemed to include, without limitation, any increase in the principal amount of any Indebtedness of any Company.

SECTION 7.19.                 Hazardous Materials  Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process Hazardous Materials, except in compliance with all applicable federal, state and local laws or regulations, or cause or permit, a release of Hazardous Materials onto such property or asset or onto any other property in violation of any such local laws or regulations.

ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.01.                  Events of Default.  In the case of the happening of any of the following events (each an “Event of Default”):

(a)          failure to pay the principal of, or interest on, any Loan, any reimbursement obligations with respect to a drawing under any Letter of Credit, or any fee or other amount due under this Agreement, as and when due and payable;

(b)         default shall be made in the due observance or performance of (i) any covenant, condition or agreement of Aceto or any of its Subsidiaries to be performed pursuant to Article VII of this Agreement or (ii) any other covenant, condition or agreement of Aceto or any of its Subsidiaries to be performed pursuant to this Agreement or any other Loan Document (other than those specified in clause (a) of this Section 8.01) and such default, if capable of cure, shall continue unremedied for a period of twenty (20) days from the date of such default;

(c)         any representation or warranty made or deemed made in this Agreement or any other Loan Document shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

(d)         any report, certificate, financial statement or other instrument furnished in connection with this Agreement or any other Loan Document or the borrowings hereunder, shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

(e)         default in the performance or compliance in respect of any agreement or condition relating to any Indebtedness of Aceto or any of its Subsidiaries in excess of $1,000,000 individually or in the aggregate (other than the Note) if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such Indebtedness to become due prior to the stated maturity thereof, or, any such Indebtedness shall not be paid when due;

(f)          Aceto or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the employment of a receiver, trustee, custodian, sequestrator or similar official for any Company or any of its Subsidiaries or for a substantial part of its property; (iv) file an answer admitting the material allegations of a petition filed against it in such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take corporate action for the purpose of effecting any of the foregoing; or(vii) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(g)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Aceto or any of its Subsidiaries or of a substantial part of their respective property, under Title 11 of the United States Code or any other federal or state bankruptcy insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for Aceto or any of its Subsidiaries or for a substantial part of their property, or (iii) the winding-up or liquidation of Aceto or any of its Subsidiaries and such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days;

(h)         one or more orders, judgments or decrees for the payment of money in excess of $1,000,000 in the aggregate (not fully covered, but subject to customary deductibles, by insurance the coverage of which is not in dispute) shall be rendered against Aceto or any of its Subsidiaries and the same shall not have been paid in accordance with such judgment, order or decree or settlement and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment, order or decree, or (ii) there shall have been a period of forty-five (45) consecutive days with respect to Aceto or any Domestic Subsidiary or ninety (90) consecutive days with respect to any Foreign Subsidiary during which a stay of enforcement of such judgment, order or decree, by reason of pending appeal or otherwise, was not in effect;

(i)          any Plan shall fail to maintain the minimum funding standard required for any Plan year or part thereof or a waiver of such standard or extension of any amortization period is applied for or granted under Section 412 of the Code, any Plan is terminated by Aceto or any ERISA Affiliate or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a Reportable Event shall have occurred with respect to a Plan or Aceto, any of its Subsidiaries or any ERISA Affiliate shall have incurred a liability to or on account of a Plan under Section 515, 4062, 4063, 4201 or 4204 of ERISA, and there shall result from any such event or events the imposition of a lien upon the assets of Aceto or any of its Subsidiaries or the granting of a security interest on such assets, or a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code;

(j)           any material provision of any Loan Document shall for any reason cease to be in full force and effect in accordance with its terms or Aceto or any of its Subsidiaries shall so assert in writing;

(k)         a Change of Control shall have occurred;

(l)          any material or adverse change in the financial condition of Aceto or Aceto and its Subsidiaries, taken as a whole, shall have occurred;

(m)        any of the Liens purported to be granted pursuant to any Security Document shall fail or cease for any reason to be legal, valid and enforceable liens on the collateral purported to be covered thereby or shall fail or cease to have the priority purported to be created thereby;

(n)         actual cash expenditures (not reimbursed by BASF Corporation) by the Companies with respect to remediation at the Carlstadt Real Property (exclusive of those costs paid by BASF Corporation) shall exceed $6,000,000 in the aggregate, or

(o)         the occurrence or existence of any default or other similar condition or event (however described) with respect to any Rate Management Transaction Agreement;

then, at any time thereafter during the continuance of any such event, the Administrative Agent may, and, upon the request of the Required Lenders shall, by written or telephonic notice to the Companies, take either or both of the following actions, at the same or different times, (a) terminate the Commitments and (b) declare (i) the Notes, both as to principal and interest, (ii) an amount equal to the maximum amount that may be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have presented or be entitled to present the drafts and other documents required to draw under such Letter of Credit), and (iii) all other Obligations, to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding; provided, however, that if an event specified in Section 8.01(f) or (g) shall have occurred, the Commitments shall automatically terminate and interest, principal and amounts referred to in the preceding clauses (i), (ii), and (iii) shall be immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything contained herein or in the Notes to the contrary notwithstanding.  With respect to all Letters of Credit that shall not have matured or presentment for honor shall not have occurred, the Companies shall provide the Administrative Agent with Cash Collateral in an amount equal to the aggregate undrawn amount of such Letters of Credit.  Such Cash Collateral shall be applied by the Administrative Agent, as Issuing Lender, to reimburse it for drawings under Letters of Credit for which the it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Companies at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations.

ARTICLE IX
THE ADMINISTRATIVE AGENT

SECTION 9.01.                 Appointment, Powers and Immunities.  Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder, under the Security Documents and the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, the Security Documents and the other Loan Documents together with such other powers as are reasonably incidental thereto.  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement, the Security Documents and the other Loan Documents and shall not be a trustee for any Lender, nor is the Administrative Agent acting in a fiduciary capacity of any kind under this Agreement, the Security Documents or the other Loan Documents or in respect thereof or in respect of any Lender.  The Administrative Agent shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, the Security Documents, or the other Loan Documents, in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, the Security Documents or the other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Security Documents or the other Loan Documents or any other document referred to or provided for herein or therein or for the collectability of the Loans or for the validity, effectiveness or value of any interest or security covered by the Security Documents or for the value of any collateral or for the validity or effectiveness of any assignment, mortgage, pledge, security agreement, financing statement, document or instrument, or for the filing, recording, re-filing, continuing or re-recording of any thereof or for any failure by any Company, or any Subsidiary to perform any of its obligations hereunder or under the other Loan Documents.  The Administrative Agent may take all actions by itself and/or it may employ agents and attorneys-in-fact, and shall not be responsible, except as to money or the securities received by it or its authorized agents, for the negligence or misconduct of itself or its employees or of any such agents or attorneys-in-fact, if such agents or attorneys-in-fact are selected by it with reasonable care.  Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder, under the Security Documents or the other Loan Documents or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

SECTION 9.02.                 Reliance by Administrative Agent.   The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.  As to any matters not expressly provided for by this Agreement, the Security Documents or the other Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder, under the Security Documents or the other Loan Documents in accordance with instructions signed by the Required Lenders, or such other number of Lenders as is specified in Section 10.04 hereof, and such instructions of the Required Lenders or other number of Lenders as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

SECTION 9.03.                 Events of Default.  The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or a Company specifying such Default and stating that such notice is a “Notice of Default”.  In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall (subject to Section 9.07 hereof) take such action with respect to such Default as shall be directed by the Required Lenders, except as otherwise provided in Section 10.04 hereof; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or an Event of Default as it shall deem advisable in the best interest of the Lenders.

SECTION 9.04.                  Rights as a Lender.  With respect to its Commitment and the Loans made by it, the Administrative Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as an agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with any Company, any Subsidiary or any of their respective Affiliates, if it were not acting as an agent, and the Administrative Agent may accept fees and other consideration from any Company, any Subsidiary or any of their respective Affiliates, for services in connection with this Agreement, the Security Documents or any of the other Loan Documents or otherwise without having to account for the same to the Lenders.

SECTION 9.05.                  Indemnification.   The Lenders shall indemnify the Administrative Agent (to the extent not reimbursed by the Companies under Section 10.03 hereof), ratably in accordance with the aggregate principal amount of the Loans made by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, the Security Documents or any of the other Loan Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby and thereby (including, without limitation, the costs and expenses which the Companies are obligated to pay under Section 10.03 hereof or under the applicable provisions of any other Loan Document) or the enforcement of any of the terms hereof or of the Security Documents, or of any other Loan Document, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.

SECTION 9.06.                  Non-Reliance on Administrative Agent and Other Lenders.

Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Companies and the Subsidiaries  and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement, the Security Documents or the other Loan Documents.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Companies and the Subsidiaries of this Agreement, the Security Documents or the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any Company or any Subsidiary.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the Security Documents, or the other Loan Documents, the Administrative Agent shall have any duty or ability to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Company, which may come into the possession of the Administrative Agent or any of its Affiliates.

SECTION 9.07.                 Failure to Act.   Except for action expressly required of the Administrative Agent hereunder, or under the Security Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

SECTION 9.08.                 Resignation of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 9.08, the Administrative Agent, may resign at any time by notifying the Lenders and the Companies.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent gives notice of its resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Companies to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Companies and such successor.  After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such resigning Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 9.09.                 Sharing of Collateral and Payments.  In the event that at any time any Lender shall obtain payment in respect of a Note or interest thereon, or a participation in any Letter of Credit, or receive any collateral in respect thereof, whether voluntarily or involuntarily, through the exercise of a right of banker’s lien, set-off or counterclaim against any Company or otherwise, in a greater proportion than the proportion received by any other Lender in respect of the corresponding Note held by it or interest thereon, or its participation in any Letter of Credit, then the Lender so receiving such greater proportionate payment shall purchase for cash from the other Lender or Lenders such portion of each such other Lender’s or Lenders’ Loan or participation in any Letter of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Lender receiving the proportionate over-payment to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders each of which shall have a lien on its ratable portion of the amount described hereafter obtained from the Companies; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from the Lender which received the proportionate over-payment, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Companies agree, to the extent they may do so under applicable law, that each Lender so purchasing a portion of another Lender’s Loan, or participation in any Letter of Credit, may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

ARTICLE X
MISCELLANEOUS

SECTION 10.01.               Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and unless otherwise expressly provided herein, shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered by hand to such party or one Business Day after being sent by overnight mail to the address set forth below, or, in the case of telecopy notice, when acknowledged as received, or if sent by registered or certified mail, three (3) Business Days after the day on which mailed in the United States, addressed to such party at such address:

(a)           if to the Administrative Agent, at

JPMorgan Chase Bank, N.A.
395 North Service Road
Melville, New York 11747
Attention:        Underwriter for Aceto Corporation
Fax No.:            (631) 755-5110

With a copy to:

Farrell Fritz, P.C.
1320 RXR Plaza
Uniondale, New York 11556
Attention:  Stephen F. Melore, Esq.
Fax No.: (516) 227-0777

(b)           if to the Companies, at

c/o Aceto Corporation
One Hollow Lane
Lake Success, New York 11042
Attention:     Mr. Douglas Roth
        Vice President and Chief Financial Officer
Telecopy:   (516) 627-6419

With a copy to:

Certilman Balin Adler & Hyman LLP
90 Merrick Avenue
East Meadow, New York 11554
Attention:   Steve Kuperschmid, Esq.
Telecopy:    (516) 296-7111

(c)           if to any Lender, to its address set forth in the signature page of this Agreement and to the person so designated;

- and -

(d)          as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 10.01.

SECTION 10.02.               Effectiveness; Survival.  This Agreement shall become effective on the date on which all parties hereto shall have signed a counterpart copy hereof and shall have delivered the same to the Administrative Agent.  All representations and warranties made herein and in the other Loan Documents and in the certificates delivered pursuant hereto or thereto shall survive the making by the Lenders of the Loans and the issuance by the Issuing Lender of any Letters of Credit, in each case, as herein contemplated and the execution and delivery to the Lenders of the Notes evidencing the Loans and shall continue in full force and effect so long as the Obligations hereunder are outstanding and unpaid and the Commitments are in effect.  The obligations of the Companies pursuant to Section 3.07, Section 3.08, Section 3.09 and Section 10.03 shall survive termination of this Agreement and payment of the Obligations.

SECTION 10.03.               Indemnity and Expenses.  The Companies, jointly and severally, agree (a) to indemnify, defend and hold harmless the Administrative Agent, the Issuing Lender each Lender and their respective officers, directors, employees, and affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities or judgments to which any such indemnified person may be subject and arising out of or in connection with the Loan Documents, the financings contemplated hereby, the use of any proceeds of such financings or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for any reasonable legal or other expenses incurred in connection with the investigation or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities, judgments or related expenses to the extent arising from the wilful misconduct or gross negligence of such indemnified person, (b) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of and any amendment, supplement or modification to this Agreement, the Notes any other Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including without limitation, the reasonable fees and disbursements of Farrell Fritz, P.C., counsel to the Administrative Agent, and the reasonable fees and disbursements of counsel retained by the Administrative Agent in connection with the pledge of shares of a Foreign Subsidiary pursuant to Section 6.12, and (c) to pay or reimburse each Lender and the Administrative Agent for all their costs and expenses incurred in connection with the enforcement and preservation of any rights under this Agreement, the Notes, the other Loan Documents, and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel (including, without limitation, in-house counsel) to the Administrative Agent and to the several Lenders, including all such out-of-pocket expenses incurred during any work-out, restructuring or negotiations in respect of the Obligations.

SECTION 10.04.               Amendments and Waivers.  With the written consent of the Required Lenders, the Administrative Agent and the Companies may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or the Notes or any of the other Loan Documents or changing in any manner the rights of the Lenders or of the Companies hereunder or thereunder, and with the written consent of the Required Lenders, the Administrative Agent on behalf of the Lenders may execute and deliver to the Companies a written instrument waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the Notes or any of the other Loan Documents or any Event of Default; provided, however, that no such waiver and no such amendment, or supplement or modification shall (a) extend the maturity of any Note or the amount of reimbursement due in respect of any Letter of Credit, (b) reduce the rate or extend the time of payment of interest on any Note, or any fees payable to the Lenders hereunder, (c) reduce the principal amount of any Note, (d) amend, modify or waive any provision of this Section 10.04, (e) amend or modify any provision hereof specifying that all of the Lenders are required to waive, amend or modify any rights hereunder or make any determination granting consent hereunder, (f) consent to the assignment or transfer by any Company or any Subsidiary of any of its rights or obligations under this Agreement or any other Loan Document, (g) except as expressly permitted pursuant to this Agreement or any other Loan Document release any collateral security granted to the Administrative Agent under the Security Documents, (h) release any Subsidiary from its Guaranty, (i) change Section 3.10 in a manner that would alter the manner in which payments are shared or payments are applied, without the written consent of each Lender in each case specified in clauses (a) through (i) above, without the written consent of all the Lenders; and provided, further, that no such waiver and no such amendment, supplement or modification shall (I) amend, modify, supplement or waive any provision of Section IX with respect to the Administrative Agent without the written consent of the Administrative Agent or (II) increase the amount of any Lenders’ Commitment without the written consent of such Lender.   Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Companies, the Lenders, the Administrative Agent and all future holders of the Notes.  Notwithstanding anything to the contrary a Defaulting Lender’s vote shall not be included or required except (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or reimbursement due in respect of any Letter of Credit may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent.

SECTION 10.05.               Successors and Assigns; Participations.

(a)           This Agreement shall be binding upon and inure to the benefit of the Companies, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that No Company may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)           Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Companies and the  Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  The Companies agree that if amounts outstanding under this Agreement or the Notes are due or unpaid or shall have been declared or shall become due and payable on the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement or any Note to the same extent as if the amount of its participating interests were owing directly to it as a Lender under this Agreement or any Note; provided, however, that such right of set-off shall be subject to the obligation of such Participant to share with the Lenders and the Lenders agree to share with such Participant, as provided in Section 9.09.   The Companies agree that each Participant shall be entitled to the benefits of Sections 3.07, 3.08 and 3.09 with respect to its participation in the Commitments, the Loans and the Letters of Credit outstanding from time to time; provided, however, that no Participant shall be entitled to receive any greater amount pursuant to such sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.  No Participant shall have the right to consent to any amendment to, or waiver of, any provision of this Agreement, except the transferor Lender may provide in its agreement with the Participant that such Lender will not, without the consent of the Participant, agree to any amendment or waiver described in clause (a) through clause (h) of Section 10.04.

(c)           Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to any Lender or any domestic banking affiliate thereof, and, with the consent of the Administrative Agent, and, provided no Event of Default has occurred and is continuing, the consent of the Companies, such consent not to be unreasonably withheld or delayed, to one or more additional banks or financial institutions (“Purchasing Lenders”) all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance Agreement, executed by such Purchasing Lender, such transferor Lender and the Administrative Agent, and delivered to the Administrative Agent for its acceptance.  Upon such execution, delivery and acceptance from and after the effective date specified in such Assignment and Acceptance Agreement, (i) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder with Commitments as set forth therein and (ii) the transferor Lender thereunder shall, to the extent provided in such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto).  Such Assignment and Acceptance Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Proportions arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under or in respect of this Agreement and the Notes.  On or prior to the effective date specified in such Assignment and Acceptance Agreement, the Companies, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note, a new Note to the order of such Purchasing Lender in an amount equal to the Commitments assumed by it pursuant to such Assignment and Acceptance Agreement and, if the transferor Lender has retained any Commitment hereunder, a new Note to the order of the transferor Lender in an amount equal to such Commitment retained by it hereunder.  Such new Notes shall be in a principal amount equal to the principal amount of such surrendered Note, shall be dated the date of the Note they replace and shall otherwise be in the form of the Note replaced thereby.  The Note surrendered by the transferor Lender shall be returned by the Administrative Agent to the Companies marked “cancelled”.  Anything in this Section 10.05 to the contrary notwithstanding, no transfer to a Purchasing Lender shall be made pursuant to this paragraph (c) if such transfer by any one transferor Lender to any one Purchasing Lender (other than a Purchasing Lender which is a Lender hereunder prior to such transfer) (x) is less than $5,000,000 of the Commitments of such transferor Lender or (y) if less than all of the Commitment of such transferor Lender is transferred, after giving effect to such transfer the amount held by any transferor Lender would be less than $2,500,000. Each transfer to a Purchasing Lender shall be made in the same pro rata portion with respect each of the Commitments or, if the Commitments shall have expired, the Revolving Credit Loans and the Term Loan.

(d)           The Administrative Agent shall maintain at its address referred to in Section 10.01 a copy of each Assignment and Acceptance Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the commitments of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error and the Companies, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Companies or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance Agreement executed by a transferor Lender and a Purchasing Lender, together with payment by the Purchasing Lender to the Administrative Agent of a registration and processing fee of $3,500 if the Purchasing Lender is not a Lender prior to the execution of an Assignment and Acceptance Agreement and $2,500 if the Purchasing Lender is a Lender prior to the execution of an Assignment and Acceptance Agreement, the Administrative Agent shall (i) accept such Assignment and Acceptance Agreement, (ii)  record the information contained therein in the Register, and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Companies.

(f)           Each Company authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning Aceto and its Subsidiaries which has been delivered to such Lender by or on behalf of any Company or any Subsidiary pursuant to this Agreement or which has been delivered to such Lender by the Companies in connection with such Lender’s credit evaluation of Aceto and its Subsidiaries prior to entering into this Agreement.

(g)           If, pursuant to this Section 10.05, any interest in this Agreement, a participation agreement, or any Note is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Agent and the Companies) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Companies, or the transferor Lender with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the Administrative Agent, the transferor Lender and each Company either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the Administrative Agent, the transferor Lender and each Company) to provide the Administrative Agent, the transferor Lender and the Company, a new Form W-8ECI or Form W-8BEN upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(h)           Any Lender may at any time pledge or assign or grant a security interest in all or any part of its rights under this Agreement and its Notes to a Federal Reserve Bank, provided that no such assignment shall release the transferor Lender from its Commitment or its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party to this Agreement.

SECTION 10.06.               No Waiver; Cumulative Remedies.  Neither any failure nor any delay on the part of any Lender, the Issuing Lender or the Administrative Agent  in exercising any right, power or privilege hereunder or under any Note or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.  The rights, remedies, powers and privileges herein provided or provided in the other Loan Documents are cumulative and not exclusive of any rights, remedies powers and privileges provided by law.

SECTION 10.07.               APPLICABLE LAW.  THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW.

SECTION 10.08.              SUBMISSION TO JURISDICTION; JURY WAIVER; WAIVER.  EACH COMPANY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF QUEENS, COUNTY OF NEW YORK OR THE COUNTY OF NASSAU IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH COMPANY HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH FEDERAL OR STATE COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR THEREIN OR THE SUBJECT MATTER HEREOF THEREOF MAY NOT BE LITIGATED IN OR BY SUCH FEDERAL OR STATE COURTS.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH COMPANY AGREES NOT TO ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM CONSTITUTES A COMPULSORY OR MANDATORY COUNTERCLAIM UNDER APPLICABLE RULES OF CIVIL PROCEDURE.  EACH COMPANY AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK.  EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT.  EXCEPT AS PROHIBITED BY LAW, EACH COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  EACH COMPANY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THEY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDERS, AND THE ADMINISTRATIVE AGENT TO ENTER INTO THIS AGREEMENT AND TO MAKE THE LOANS AND OTHER EXTENSIONS OF CREDIT.

SECTION 10.09.               Severability.  In case any one or more of the provisions contained in this Agreement, any Note or any other Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

SECTION 10.10.               Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Administrative Agent, the Issuing Lender and each Lender and their respective Affiliates are each hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, the Issuing Lender or any Lender to or for the credit or the account of any Company against any and all of the Obligations of any Company now and hereafter existing under this Agreement and the Notes owing to the Administrative Agent, the Issuing Lender or such Lender, irrespective of whether or not the Administrative Agent, the Issuing Lender or such Lender shall have made any demand under this Agreement or any Note and although such obligations may be unmatured.  The rights of the Administrative Agent, the Issuing Lender and each Lender and their respective Affiliates under this Section 10.10 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which they may have.

SECTION 10.11.               Reinstatement; Certain Payments  If claim is ever made upon any Lender for repayment or recovery of any amount or amounts received by the Lender in payment or on account of any of the Obligations under this Agreement, such Lender shall give prompt notice of such claim to each Company and to the Administrative Agent , and if the Lender repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Lender or any of its property, or (ii) any settlement or compromise of any such claim effected by the Lender with any such claimant, then and in such event each Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Company notwithstanding the cancellation of the Note or other instrument evidencing the Obligations under this Agreement or the termination of this Agreement, and each Company shall be and remain jointly and severally liable to the Lenders hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Lender.

SECTION 10.12.               Confidentiality. .  The Lenders agree that they will not disclose without the prior consent of the Companies (other than to Affiliates of such Lenders and their respective directors, employees, auditors, counsel or other professional advisors and their respective counsel who are advised of the need to maintain the confidentiality thereof) any Confidential Information (as defined below) with respect to Aceto or any of its Subsidiaries which is furnished by such Company; provided that any Lender may disclose any such information (a) that is or has become generally available to the public; (b) as may be required or appropriate (i) in any report, statement or testimony submitted to any municipal, state or federal or other governmental regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors or (ii) in connection with any request or requirement of any such regulatory body; (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; (d) to comply with any law, order, regulation or ruling applicable to such Lender; and (e) to any prospective Transferee in connection with any contemplated transfer of any of the Notes or any interest therein by such Lender; provided that such prospective Transferee agrees to be bound by this Section 10.12 to the same extent as the Lenders.  As used herein “Confidential Information” shall mean information with respect to Aceto and any of its Subsidiaries which is not generally available to the public other than such information which after the date hereof becomes generally available to the public through no fault or action by any Lender or becomes available to a Lender on a nonconfidential basis from a source other than any Company which to such Lenders’ knowledge is not prohibited from disclosing such information by any contractual, legal or fiduciary obligation owed to any Company.  In the event of disclosure pursuant to the preceding clauses (b), (c) and (d) (other than in connection with bank executions and reporting to bank regulatory authorities) the disclosing Lender shall to the extent permitted by applicable law, make commercially reasonable efforts to notify such Company of the disclosure in advance thereof.  For purposes of this Section 10.12, Lender shall include the Administrative Agent and the Issuing Lender.

SECTION 10.13.               Headings.  Section headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 10.14.              Construction.  This Agreement is the result of negotiations between, and has been reviewed by, each Company, the Administrative Agent, the Lenders and their respective counsel.  Accordingly, this Agreement shall be deemed to be the product of each party hereto, and no ambiguity shall be construed in favor of or against either any Company or the Administrative Agent, or any Lender.

SECTION 10.15.               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same instrument.

SECTION 10.16.                JOINT AND SEVERAL OBLIGATIONS.  This

(A)          BENEFITS.  THE LOANS WILL DIRECTLY OR INDIRECTLY BENEFIT EACH COMPANY HEREUNDER SEVERALLY, AND ALL OF THEM JOINTLY, REGARDLESS OF THE FACT NO COMPANY RECEIVES ALL OR PART OF THE PROCEEDS OF ANY OF THE LOANS.

(B)          ACCEPTANCE OF JOINT AND SEVERAL LIABILITY.  EACH OF THE COMPANIES IS ACCEPTING JOINT AND SEVERAL LIABILITY HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS IN CONSIDERATION OF THE FINANCIAL ACCOMMODATIONS TO BE PROVIDED BY THE LENDERS  UNDER THIS AGREEMENT, FOR THE MUTUAL BENEFIT, DIRECTLY AND INDIRECTLY, OF EACH OF THE COMPANIES AND IN CONSIDERATION OF THE UNDERTAKINGS OF EACH OTHER COMPANY TO ACCEPT JOINT AND SEVERAL LIABILITY FOR THE OBLIGATIONS.

(C)          PAYMENT AND PERFORMANCE.  EACH OF THE COMPANIES, JOINTLY AND SEVERALLY, HEREBY IRREVOCABLY AND UNCONDITIONALLY ACCEPTS, NOT MERELY AS A SURETY BUT AS A CO-DEBTOR, JOINT AND SEVERAL LIABILITY WITH THE OTHER COMPANIES, WITH RESPECT TO THE PAYMENT AND PERFORMANCE OF ALL OF THE OBLIGATIONS, IT BEING THE INTENTION OF THE PARTIES HERETO THAT ALL THE OBLIGATIONS SHALL BE THE JOINT AND SEVERAL OBLIGATIONS OF EACH OF THE COMPANIES WITHOUT PREFERENCE OR DISTINCTION AMONG THEM.

(D)          FAILURE TO PERFORM.  IF AND TO THE EXTENT THAT ANY OF THE COMPANIES SHALL FAIL TO MAKE ANY PAYMENT WITH RESPECT TO ANY OF THE OBLIGATIONS AS AND WHEN DUE OR TO PERFORM ANY OF THE OBLIGATIONS IN ACCORDANCE WITH THE TERMS THEREOF, THEN IN EACH SUCH EVENT THE OTHER COMPANIES WILL MAKE SUCH PAYMENT WITH RESPECT TO, OR PERFORM, SUCH OBLIGATION.

(E)          WAIVER OF NOTICE; ASSENT TO ACTIONS; ETC.  THE OBLIGATIONS OF EACH OF THE COMPANIES UNDER THE PROVISIONS OF THIS SECTION 10.16 CONSTITUTE FULL RECOURSE OBLIGATIONS OF EACH OF THE COMPANIES ENFORCEABLE AGAINST EACH SUCH COMPANY, IRRESPECTIVE OF THE VALIDITY, REGULARITY OR ENFORCEABILITY OF THIS AGREEMENT AS AGAINST ANY PARTICULAR COMPANY.  EACH AND EVERY REPRESENTATION, WARRANTY, COVENANT AND AGREEMENT MADE BY THE COMPANIES, OR ANY OF THEM, HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS SHALL BE JOINT AND SEVERAL, WHETHER OR NOT SO EXPRESSED, AND SUCH OBLIGATIONS OF ANY COMPANY SHALL NOT BE SUBJECT TO ANY COUNTERCLAIM, SETOFF, RECOUPMENT OR DEFENSE BASED UPON ANY CLAIM ANY COMPANY MAY HAVE AGAINST ANY OTHER COMPANY, THE ISSUING LENDER, ANY LENDER OR THE ADMINISTRATIVE AGENT, AND SHALL REMAIN IN FULL FORCE AND EFFECT WITHOUT REGARD TO, AND SHALL NOT BE RELEASED, DISCHARGED OR IN ANY WAY AFFECTED BY, ANY CIRCUMSTANCES OR CONDITION AFFECTING ANY OTHER COMPANY, INCLUDING WITHOUT LIMITATION (A) ANY WAIVER, CONSENT, EXTENSION, RENEWAL, INDULGENCE OR OTHER ACTION OR INACTION UNDER OR IN RESPECT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY AGREEMENT OR OTHER DOCUMENT RELATED THERETO WITH RESPECT TO ANY OTHER COMPANY, OR ANY EXERCISE OR NONEXERCISE OF ANY RIGHT, REMEDY, POWER OR PRIVILEGE UNDER OR IN RESPECT OF ANY SUCH AGREEMENT OR INSTRUMENT WITH RESPECT TO ANY OTHER COMPANY, OR THE FAILURE TO GIVE NOTICE OF ANY OF THE FOREGOING TO ANY OTHER COMPANY, (B) ANY INVALIDITY OR UNENFORCEABILITY, IN WHOLE OR IN PART, OF ANY SUCH AGREEMENT OR INSTRUMENT WITH RESPECT TO ANY OTHER COMPANY; (C) ANY FAILURE ON THE PART OF ANY OTHER COMPANY FOR ANY REASON TO PERFORM OR COMPLY WITH ANY TERM OF ANY SUCH AGREEMENT OR INSTRUMENT; (D) ANY BANKRUPTCY, INSOLVENCY, REORGANIZATION, ARRANGEMENT, READJUSTMENT, COMPOSITION, LIQUIDATION OR SIMILAR PROCEEDING WITH RESPECT TO ANY OTHER COMPANY OR ITS PROPERTIES OR CREDITORS; OR (E) ANY OTHER OCCURRENCE WHATSOEVER, WHETHER SIMILAR OR DISSIMILAR TO THE FOREGOING, WITH RESPECT TO ANY OTHER COMPANY.  EACH COMPANY HEREBY WAIVES ANY REQUIREMENT OF DILIGENCE OR PROMPTNESS ON THE PART OF THE LENDERS AND THE ADMINISTRATIVE AGENT IN THE ENFORCEMENT OF THEIR RIGHTS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT WITH RESPECT TO THE OBLIGATIONS OF ITSELF OR OF ANY OTHER COMPANY.  WITHOUT LIMITING THE FOREGOING ANY FAILURE TO MAKE ANY DEMAND UPON, TO PURSUE OR EXHAUST ANY RIGHTS OR REMEDIES AGAINST A COMPANY, OR ANY DELAY WITH RESPECT THERETO, SHALL NOT AFFECT THE OBLIGATIONS OF ANY OTHER COMPANY HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT.

SECTION 10.17.               Entire Agreement.  This Agreement, each of the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the Lenders, constitute the entire agreement among the parties relating to the subject matter hereof, and supercede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 10.18.               US PATRIOT ACT.   USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 10.19.        .       Appointment of Administrative Borrower as Agent for Companies

(a)          Each Company hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Loan Documents from Administrative Agent or any Lender in the name or on behalf of such Company.  The Administrative Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Company or otherwise make such Loans to a Company and provide such Letters of Credit to a Company as Administrative Borrower may designate or direct, without notice to any other Company.  Notwithstanding anything to the contrary contained herein, Administrative Agent may at any time and from time to time require that Loans to or for the account of any Company be disbursed directly to an operating account of such Company.

(b)         Administrative Borrower hereby accepts the appointment by Companies to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 10.19.  Administrative Borrower shall ensure that the disbursement of any Loans to each Company requested by or paid to or for the account of Aceto, or the issuance of any Letter of Credit for a Company hereunder, shall be paid to or for the account of such Borrower.

(c)         Each Company hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Administrative Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(d)         Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Company by Administrative Borrower shall be deemed for all purposes to have been made by such Company and shall be binding upon and enforceable against such Company to the same extent as if made directly by such Company.

(e)          No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Administrative Agent.

[next page is signature page]

IN WITNESS WHEREOF, the Companies, the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

ACETO CORPORATION		ACETO AGRICULTURAL CHEMICALS CORPORATION

By:		By:
Name:	Douglas Roth	Name:	Douglas Roth
Title:	Chief Financial Officer	Title:	Secretary/Treasurer

CDC PRODUCTS CORPORATION		ACCI REALTY CORP.

By:		By:
Name:	Douglas Roth	Name:	Douglas Roth
Title:	Secretary/Treasurer	Title:	Secretary/Treasurer

ACETO PHARMA CORP.		ARSYNCO INC.

By:		By:
Name:	Douglas Roth	Name:	Douglas Roth
Title:	Secretary/Treasurer	Title:	Secretary/Treasurer

ACETO REALTY LLC By: Aceto Corporation, its Sole Member		SUN ACQUISITION CORP

By:		By:
Name:	Douglas Roth	Name:	Douglas Roth
Title:	Chief Financial Officer	Title:	Secretary/Treasurer

JPMORGAN CHASE BANK, as Administrative Agent, and as a Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, as Book Manager and as Lead Arranger

Lending Office for Alternate Base rate Loans and for Adjusted Libor Loans:

JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor 7
Chicago, IL  60603
Attn:  Sabana Johnson
Telephone:  312-385-7102
Fax:  312-385-7096

Address for Notices:

JPMorgan Chase Bank, N.A.
395 North Service Road
Melville, New York 11747
Attention:  Eileen Van der Waag, Underwriter
Telephone:  631-755-5036

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Lending Office for Alternate Base Rate Loans and for Adjusted Libor Loans:

Wells Fargo Bank, National Association
7711 Plantation Road
Roanoke, VA 24019
Attn:  Wholesale Loan Servicing East
Telephone:  866-647-7249, opt 4
Fax:  704-715-0099

Address for Notices:

Wells Fargo Bank, National Association
58 South Service Road
Suite 100
Melville, New York 11747
Attn:  Edward Nallan
Telephone:  516-577-8347
Fax:  516-577-8333/8331

Schedule 1.01(a)(i)

Existing Commercial Letters of Credit

LC #	Account Party	Beneficiary	Current JPM Exposure	Maturity Date
RRRI-517173-0003	Aceto Corp	Sugai Chemical Industry Co., LTD	$118,056.00
LC

Schedule 1.01(a)(ii)

Existing Standby Letters of Credit

LC #	Account Party	Beneficiary	Current JPM Exposure	Maturity Date	Issuance Date
RRRI-517173	Aceto Corp	Sugai Chemical Industry Co., LTD	$16,022.00	1/20/2011	7/13/2010
RRRI-520387	Aceto Corp	KPX Life Sciences Co., LTD	$54,008.00	1/30/2011	12/21/2010
RRRI-520386	Aceto Corp	KLJ Plasticizers Limited	$43,583.00	2/23/2011	10/22/2010
RRRI-517172	Aceto Corp	Sitaram Chemicals	$36,960.00	3/30/2011	9/16/2010
RRRI-517174	Aceto Corp	Sitaram Chemicals	$26,400.00	4/15/2011	10/8/2010

Schedule 1.01(b)

	Revolving Credit Commitment	Term Loan Commitment
JPMorgan Chase Bank, N.A.	$20,000,000.00	$20,000,000.00
Wells Fargo Bank, National Association	$20,000,000.00	$20,000,000.00
Total Revolving Credit Commitment	$40,000,000.00
Total Term Loan Commitment		$40,000,000.00
Total Commitment			$80,000,000.00